Exhibit 10.15
LEASE
BY AND BETWEEN
H/MX HEALTH MANAGEMENT SOLUTIONS, INC.,
a Delaware corporation
AS “LANDLORD”
and
DIAMOND RESORTS CORPORATION,
d/b/a DIAMOND RESORTS INTERNATIONAL,
a Maryland corporation
AS “TENANT”
DATED AS OF JANUARY 16, 2008
WEST CHARLESTON BLVD.
LAS VEGAS, NEVADA
NNN Lease

i

ii

OFFICE BUILDING
LEASE AGREEMENT
     This Office Building Lease Agreement (“Lease”) is made between the Landlord and Tenant hereinafter identified in Sections 1.2 and 1.3 hereof, respectively, and constitutes a lease between the parties of the “Premises” as identified in Section 1.5 hereof on the terms and conditions and with and subject to the covenants and agreements of the parties hereinafter set forth by basic lease provisions.
ARTICLE 1
BASIC LEASE PROVISIONS
     The following are certain Lease provisions, which are a part of, and, in certain instances, referred to, in subsequent provisions of this Lease:

SECTION 1.1 DATE OF LEASE:	January 16, 2008

SECTION 1.2 LANDLORD:	H/MX Health Management Solutions, Inc., a Delaware corporation

SECTION 1.3 TENANT:	Diamond Resorts Corporation, d/b/a Diamond Resorts International, a Maryland corporation

SECTION 1.4 SECURITY DEPOSIT:	$189,899.00

SECTION 1.5 PREMISES:	(i) the entire building located at 10600 West Charleston Blvd., Las Vegas, Nevada (“Building 1”) and the real property on which it is constructed, the legal description of which is attached hereto as Exhibit A-1 (“Parcel 1”) and (ii) the entire building located at 10615 Park Run Dr., Las Vegas, Nevada (“Building 2”) and the real property on which it is constructed, the legal description of which is attached hereto as Exhibit A-2 (“Parcel 2”). Collectively, Building 1, Building 2, Parcel 1 and Parcel 2, including any basement level space, the Parking Area (as defined in Article 8), any portions designed to be used for storage and all other improvements thereon, are referred to as the “Premises”. The Premises also include all appurtenances, easements and rights of way related to it. A site plan of the Premises is attached hereto as Exhibit B (the “Site Plan”). Building 1 and Building 2 are hereinafter together referred to as the “Building”. (See Exhibits A-1 , A-2 and B and Article 2)

SECTION 1.6 TERM:	The term of this Lease shall commence on the Commencement Date and shall end on September 30, 2018 (“Expiration Date”) unless extended pursuant to Exhibit E-Renewal Options. (See Section 3.1)

SECTION 1.7 COMMENCEMENT DATE:	The Commencement Date shall be the later to occur of (i) January 31, 2008 (the “Target Commencement Date”) and (ii) the date Landlord delivers the Premises to Tenant in Substantially Complete Condition, as set forth in Section 3.6 below.

SECTION 1.8 BASE RENT:	The Base Rent shall be: $189,899.00 per month, as adjusted pursuant to Section 6.4. (See Sections 6.2 and 6.4)

Concurrent with the mutual execution of this Lease, Tenant shall provide Landlord with an amount equal to one (1) installment of monthly Base Rent (the “Advance Rent”), which shall be applied to the Base Rent owed upon the Rent Commencement Date, subject to Section 6.5.

SECTION 1.9 PERMITTED USE:	General office purposes, including without limitation, timeshare business services, telemarketing and customer service call centers, and related uses (“Tenant’s Use”), and amenities, including without limitation, a cafeteria, a fitness center, and day care facility all for employee only use (collectively, the “Amenities”). (See Section 12.1)

SECTION 1.10 GUARANTOR (S):	None.

SECTION 1.11 TENANT IMPROVEMENT ALLOWANCE:	$ 500,000.00

SECTION 1.12 BROKER(S):	Landlord’s:
None
Tenant’s:
None (See Section 31.5)

SECTION 1.13 ADDRESSES FOR NOTICES AND REPORTS:	Landlord:
H/MX Health Management Solutions, Inc.
1600 West Broadway Road, Suite 300
Tempe, Arizona 85282
Attn: James Dyer

Tenant:

Diamond Resorts Corporation,
d/b/a Diamond Resorts International
10600 W. Charleston Blvd.
Las Vegas, Nevada 89135
Attn: Stephen Cloobeck

With a copy to:

Diamond Resorts Corporation,
d/b/a Diamond Resorts International
10600 W. Charleston Blvd.
Las Vegas, Nevada 89135
Attn: Chief Financial Officer

And

Diamond Resorts Corporation,
d/b/a Diamond Resorts International
10600 W. Charleston Blvd.
Las Vegas, Nevada 89135
Attn: Howard Lanznar

SECTION 1.14 LANDLORD’S ADDRESS FOR RENT PAYMENTS:	H/MX Health Management Solutions, Inc. 1600 West Broadway Road, Suite 300 Tempe, Arizona 85282

SECTION 1.15 RENT COMMENCEMENT DATE:	October 1, 2008

SECTION 1.16 LEASE YEAR:	Subject to the balance of this paragraph, each period of twelve (12) consecutive months within the Term. The First Lease Year shall commence on the Rent Commencement Date. If the Rent Commencement Date is the first day of a calendar month, the First Lease Year shall end on the day immediately preceding the day which is the first anniversary of the Rent Commencement Date. If the Rent Commencement Date is not the first day of a calendar month, the First Lease year shall end on the last day of the calendar month in which the first anniversary of the Rent Commencement Date occurs. The Second Lease Year shall commence on the day immediately following the last day of the First Lease Year, and each of the subsequent Lease Years shall commence on the anniversary of the first day of the Second Lease Year. The final Lease Year of the Term shall end on the Expiration Date.
ARTICLE 2
GRANT
     Landlord leases to Tenant and Tenant leases from Landlord the Premises described in Section 1.5 and depicted on the Site Plan for the Term (as defined in Section 1.6) and pursuant to all of the terms, covenants and conditions contained herein.
ARTICLE 3
TERM
     3.1 Term. The Term of the Lease (“Term”) shall commence on the Commencement Date and shall be for the period of specified in Section 1.6. Except for the payment of Rent, entry into and occupation of the Premises by Tenant prior to the Rent Commencement Date is under all of the terms, covenants and conditions of the Lease.
     3.2 Tenant’s Possession. Tenant acknowledges that on the Commencement Date Landlord will be conducting its business at, and will be occupying all or a portion of, the Premises, and that Landlord is in the process of relocating its business entirely to another building. As of the Target Commencement Date, however, Landlord shall have completed its consolidation of its business operations to the first (1st) floor of Building 2 (the “Landlord Occupied Portion”). Landlord covenants and agrees that it shall relinquish possession to Tenant of all portions of the Premises (other than the Landlord Occupied Portion) on the Commencement Date, and shall proceed diligently to vacate and relinquish to Tenant as soon as practicable the Landlord Occupied Portion but in no event later than April 15, 2008 (the “Vacation Date”). Landlord shall cooperate with Tenant in providing reasonable access to any and all areas of the Premises occupied by Landlord so that Tenant may proceed with its Tenant Improvements. Following the Commencement Date, upon either party’s request, Landlord and Tenant shall promptly execute and deliver a “Memorandum of Lease Commencement” in the form attached hereto as Exhibit C, which shall specify the Commencement Date and the Rent Commencement.
     3.3 Landlord Representations and Warranties. Landlord represents and warrants, as of the Commencement Date: (a) the Premises are in compliance with all Applicable Laws; (b) the Premises, including, but not limited to, the structural portions, the roof, floor slab, and plumbing, electrical, HVAC and mechanical systems, are in good and proper working condition and free from any material defects, latent or patent, and are suitable and adequate for Tenant’s Use (assuming Tenant’s Use is substantially similar to Landlord’s prior use of the Premises) (collectively, “Defects”); and (c) there does not exist any uncorrected violation of building, safety, or fire ordinances or regulations respecting the Premises. Landlord covenants and agrees that it will without demand, and at its cost, comply with all Applicable Laws which apply to the Premises prior to the Commencement Date.
     3.4 Permits for Amenities. Notwithstanding anything contained in this Article 3 or Article 4 to the contrary, Tenant, at Tenant’s sole cost and expense, shall be responsible for obtaining any applicable business permits and licenses necessary to operate the Amenities upon the Premises. Landlord shall not be responsible for the obtaining of such business permits or licensees, if any. Landlord, however, shall cooperate with Tenant, at no cost to Landlord, in Tenant’s efforts to obtain such permits or licensees, if any, including but not limited to executing all documents in furtherance thereof.
     3.5 Holding Over. This Lease shall terminate without further notice upon the Expiration Date (subject to any Renewal Options set forth in Exhibit E) and any holding over by Tenant after the Expiration Date shall not constitute a renewal or extension of this Lease, or give Tenant any rights under this Lease, except when signed in writing, by both parties. If Tenant holds over for any period after the Expiration Date (or earlier termination) of the Term, Tenant shall be a month-to-month tenant commencing on the first (1st) day following the termination of this Lease and subject to all of the terms of this Lease, except that the monthly Base Rent shall be one hundred twenty-five percent (125%) of the last monthly rental installment.
     If Tenant fails to surrender the Premises upon the expiration of this Lease, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including, without limitation, any claims made by any succeeding tenant relating to such failure to surrender provided that Tenant has received sixty (60) days advance written notice of any succeeding tenant. Acceptance by Landlord of rent after the termination shall not constitute Landlord’s consent to a holdover or result in a renewal or extension of this Lease. The foregoing provisions of this Section are in addition to, and do not affect, Landlord’s right to re-entry or any other rights of Landlord under this Lease or at law.
     3.6 Definition. For purposes of this Lease, the term “Substantially Complete Condition” shall mean: (i) the Building is complete and in compliance with all Applicable Laws (as defined in Section 14.5) (ii) the Building systems are operational to the extent necessary to fully service the Premises; (iii) the portion of the Premises to be delivered is free of all tenants and occupants; (iv) Landlord has provided unrestricted access to the Premises for the conduct of Tenant’s business operations/construction of Tenant Improvements (as defined in Article 5); and (v) Landlord is not in breach of any of its representations and warranties in this Lease.
ARTICLE 4
POSSESSION
     Landlord represents and warrants that Landlord shall deliver full possession of the Premises (except for the Landlord Occupied Portion) in Substantially Complete Condition no later than the Target Commencement Date. If for any reason Landlord does not deliver full possession of the Premises (except for the Landlord Occupied Portion) in Substantially Complete Condition on or before the Target Commencement Date, the parties agree that Tenant shall have been deprived of an important right under this Lease and, as a result thereof, will suffer damages in an amount which is not readily ascertainable and thus, in such event, Tenant shall have the right to collect, as liquidated damages and not as a penalty, an amount equal to $1,500 per day for each day of such delay in the period commencing on the Target Commencement Date and ending on the earlier to occur of (i) the date upon which Landlord delivers the Premises (except for the Landlord Occupied Portion) in Substantially Complete Condition, and (ii) the Termination Date. In addition, if for any reason Landlord does not deliver full possession of the Landlord Occupied Portion in Substantially Complete Condition to Tenant on or before the Vacation Date, then, commencing on the Vacation Date, (x) Tenant shall receive a one (1) day abatement of Base Rent and Additional Rent for each day of such delay in the period commencing on the Vacation Date and ending on the date upon which Landlord delivers possession of the Landlord Occupied Portion to Tenant in Substantially Complete Condition (the “Initial Delivery Delay Abatement Period”) (any such Initial Delivery Delay Abatement Period shall be in addition to the Rent Credit pursuant to Section 6.5), and (y) Tenant may terminate Landlord’s right of possession and repossess any portion of the Premises occupied by Landlord by detainer suit, summary proceedings or other lawful means. If Landlord fails to tender possession of the entire Premises (including the Landlord Occupied Portion) in Substantially Complete Condition by the thirtieth day following the Vacation Date (the “Termination Date”), then Tenant shall have the right, upon prior written notice to Landlord, to terminate this Lease, unless, prior to the Termination Date specified in Tenant’s Termination Notice, Landlord tenders possession of the entire Premises (including the Landlord Occupied Portion) in Substantially Complete Condition to Tenant. Tenant shall at all times have the rights and remedies (which shall be cumulative with each other and in addition to those rights and remedies available to Tenant under this Article 4), of any Applicable Laws and other provisions of this Lease, without prior demand or notice except as required by the Applicable Laws or this Lease, including without limitation the right to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof. Landlord agrees to reimburse Tenant promptly on demand the amount of any and all costs, claims and expenses, including reasonable attorneys’ fees and costs incurred by Tenant in connection with enforcing its rights under this Article 4 or this Lease. On the Commencement Date, Tenant shall be deemed to have accepted the Premises (other than the Landlord Occupied Portion) subject to all Applicable Laws governing and regulating the use of the Premises, and accepts this Lease subject thereto as to all matters disclosed thereby and by any Exhibits attached to the Lease. Landlord represents and warrants the Tenant’s Use is permitted by and in compliance with all Applicable Laws governing and regulating the use and zoning of the Premises, the applicable Planned Community Program and the Exception Documents (assuming Tenant’s Use is substantially similar to Landlord’s prior use of the Premises). Except for the Landlord Occupied Portion, Tenant shall have unlimited access to the Premises 24 hours a day/7 days a week.

ARTICLE 5
CONSTRUCTION
     5.1 Tenant’s Construction. Except for the $500,000.00 Tenant Improvement Allowance described in Section 1.11 and this Article 5, all of the Tenant Improvements shall be at Tenant’s sole cost and expense pursuant to plans and specifications which meet Landlord’s prior written approval, which shall not be unreasonably withheld, delayed or conditioned. Tenant shall provide its own trash container(s) as needed for containment and removal of construction debris from the Tenant Improvements. Tenant’s contractor shall name Landlord as an additional insured on contractor’s insurance policies. The Tenant Improvements shall be undertaken and completed in a good, workmanlike manner, and Tenant shall obtain all necessary governmental permits, licenses and approvals with respect thereto and shall fully comply with all covenants, conditions and restrictions of record, governmental statutes, ordinances, rules and regulations pertaining thereto, and in compliance with Article 14 of the Lease.
     5.2 Tenant Improvements and Tenant Improvement Allowance. Tenant’s contractor (hired by, and at, Tenant’s sole cost and expense) shall construct the initial tenant improvements in the Premises for Tenant’s use during the Term (the “Tenant Improvements”). Landlord’s contribution (or reimbursement) toward the total cost of the Tenant Improvements is set forth below (the “Tenant Improvement Allowance”). Tenant shall be responsible for all design, permitting and construction costs which exceed the Tenant Improvement Allowance.
     5.3 Tenant Improvement Allowance.
     The Tenant Improvement Allowance may only be applied against the costs incurred (“Work Costs”): (i) by Tenant for labor engaged in the construction of the Tenant Improvements, (ii) by Tenant for materials delivered to the Premises in connection with the Tenant Improvements, and (iii) such other costs otherwise reasonably related to the Tenant Improvements.
     In the event the Work Costs are less than the Tenant Improvement Allowance, the remainder shall be held in reserve by Landlord for Tenant’s use within twelve (12) months from the Rent Commencement Date. Any remaining Tenant Improvement Allowance not used within the twelve (12) month period referenced above shall revert to Landlord and Tenant shall have no right to receive the remaining unused portion of such Tenant Improvement Allowance or a Rent credit.
     5.4 Partial Release of the Tenant Improvement Allowance. Tenant may request, but not more frequently than two (2) times each calendar month, a partial release of the Tenant Improvement Allowance (“Drawdown”), if and only if, all of the following conditions shall have been satisfied.
     (i) No event of default shall have occurred and be then continuing under this Lease beyond all applicable notice and cure periods;
     (ii) Tenant’s request for release is submitted to Landlord in writing setting forth the amount requested with copies of invoices for Work Costs supporting Tenant’s request; and
     (iii) Delivery of conditional lien releases from Tenant’s general contractor and all of subcontractors and materialmen for the amount for which payment is sought.
     5.5 Final Release of the Tenant Improvement Allowance. The last Drawdown shall be released to Tenant, if an only if, copies of unconditional lien waivers and releases from Tenant’s general contractor and all of Tenant’s subcontractors and materialsmen performing the Tenant Improvements.
     5.6 As-Built Drawings. As soon as possible following Tenant’s substantial completion of the Tenant Improvements, Tenant shall deliver a complete “as-built” set of construction drawings to Landlord.
ARTICLE 6
RENT
     6.1 General Provisions. As used herein, “rent” or “Rent” shall mean Base Rent and Additional Rent, all as hereinafter defined. Unless provided herein to the contrary, Tenant shall pay all Base Rent to Landlord in advance on or before the first day of each month of the Term at the address provided in Section 1.13 hereof, commencing upon the Rent Commencement Date, subject to the provisions of Section 6.5, and continuing until the Expiration Date. All Base Rent and Additional Rent shall be paid, to Landlord, in lawful money of the United States of

America without demand therefor, and without deduction, offset or abatement (subject to any other provisions of this Lease to the contrary) of any kind. Rent for any partial month, shall be prorated based on the number of days during the month this Lease was in effect in relation to the total number of days in such month. Upon the execution of this Lease, Tenant shall pay to Landlord the Advance Rent.
     6.2 Base Rent. Commencing on the Rent Commencement Date (subject to the provisions of Sections 6.1 and 6.5), Tenant shall pay Landlord as fixed rent (“Base Rent”) during the Term, the sum set forth in Section 1.8 hereof (as adjusted pursuant to Section 6.4), which sum shall be payable by Tenant monthly on or before the first day of each month, in advance.
     6.3 Additional Rent. All other charges or payments of whatever nature required to be paid by Tenant to Landlord under this Lease, except Base Rent, including the Exhibits attached hereto, shall be referred to as “Additional Rent”. Base Rent shall be paid in the manner specified in Section 6.2; all other charges or whatever kind required to be paid by Tenant under this Lease, including the Exhibits attached hereto, shall, unless otherwise specified, be due and payable thirty (30) days after written demand, without any deductions or set-off whatsoever, in the manner and at the place where Base Rent is payable. Any credit due to Tenant hereunder by reason of overpayment of Additional Rent shall first be applied to any damages of Base Rent or Additional Rent owed to Landlord by Tenant if Tenant shall be in material default when said credit shall be owed.
     6.4 Adjustments to Base Rent. Base Rent shall be increased annually during the Term beginning on the first day of the second Lease Year and thereafter on the first day of each subsequent Lease Year by an amount equal to three and one-half percent (3.5%) of the Base Rent for the month immediately preceding such adjustment. Such increased amount shall become the Base Rent.
     6.5 Rent Credit. Landlord hereby grants to Tenant a credit for the payment of Base Rent only (the “Rent Credit”) becoming due for the months beginning with the month of the Commencement Date through the month of September 2008 (the “Rent Credit Period”). Accordingly, the Advance Rent shall be applied to Base Rent becoming due for the month of October 2008. The Rent Credit is an inducement to and consideration for Tenant to enter into this Lease and shall be deemed fully earned on the Commencement Date. Tenant shall pay to Landlord all Additional Rent for the Rent Credit Period in accordance with Section 6.3.
ARTICLE 7
SECURITY DEPOSIT
     7.1 Security Deposit. Tenant shall deposit with Landlord upon Tenant’s execution hereof the Security Deposit set forth in Section 1.4 as security for Tenant’s full and faithful performance of Tenant’s obligations under this Lease. If Tenant fails to pay Base Rent, Additional Rent, or other rent or charges due hereunder after the expiration of all applicable notice and cure periods, or otherwise Defaults under this Lease, Landlord may use, apply or retain all or any portion of said Security Deposit for the payment of any amount due Landlord or to reimburse or compensate Landlord for any liability, cost, expense, loss or damage (including attorneys’ fees) which Landlord may suffer or incur by reason thereof. If Landlord uses or applies all or any portion of said Security Deposit, Tenant shall, within five (5) business days after written request therefor, deposit monies with Landlord sufficient to restore said Security Deposit to the full amount required by this Lease. Landlord shall not be required to keep all or any part of the Security Deposit separate from its general accounts. Landlord shall either apply the Security Deposit to the last month of Rent owed during the Term, or, within thirty (30) days after the expiration or earlier termination of this Lease and after Tenant has vacated the Premises, return to Tenant (or, at Tenant’s election, to the last assignee, if any, of Tenant’s interest herein), that portion of the Security Deposit not used or applied by Landlord. Unless otherwise expressly agreed in writing by Landlord, no part of the Security Deposit shall be considered to be held in trust, to bear interest or other increment for its use, or to be prepayment for any monies to be paid by Tenant under this Lease.
ARTICLE 8
PARKING
     8.1 Parking Area. Throughout the Term and subject to compliance with all applicable laws, rules, regulations, ordinances and Declaration, including without limitation the Exception Documents, Tenant and its agents, employees, invitees and customers shall be entitled (i) to the exclusive use of all parking spaces, which currently includes 59 covered parking spaces (the “Original Covered Parking Spaces”) and areas located on Parcel 1 and Parcel 2 (together, the parking spaces, including the Original Covered Parking Spaces, and parking areas located on Parcel 1 and Parcel 2 are hereinafter referred to as the “Parking Area”), (ii) to the use of such Parking Area for the overnight and valet parking of customer vehicles or company-owned vehicles, and (iii) to install awnings or other protective cover for vehicles and to reconfigure parking spaces and traffic patterns at the Premises as Tenant may deem appropriate to operate its business. Tenant agrees to pay Landlord, as Additional Rent on the first day of each month of the Term, an amount equal to Two Thousand Six Hundred Fifty-five Dollars ($2,655.00) per month for the Original Covered Parking Spaces; provided, however, should Tenant increase the number of covered parking spaces, Tenant shall not be required to pay any additional amount for such additional covered parking spaces.
     The Parking Area shall include without limitation the automobile parking stalls, driveways, entrances, exits, sidewalks and attendant pedestrian passageways and other areas designated for parking. Nothing contained in this Lease shall be deemed to create liability upon Landlord for any damage to motor vehicles of visitors or employees, unless ultimately determined to be caused by the gross negligence or willful misconduct of Landlord. Landlord shall pay Tenant, within thirty (30) days after Landlord’s receipt from Tenant of evidence substantiating said cost, the amount to reimburse Tenant for all actual, out-of-pocket costs incurred by Tenant to provide first class valet parking services in the Parking Area as deemed necessary by Tenant for Tenant’s use and occupancy of the Premises. The costs for the valet parking services in the Parking Area shall be commercially reasonable and at a cost comparable to those charged in arm’s-length transactions for similar services rendered for similar purposes to comparable buildings in the Las Vegas area. Tenant shall solicit competitive bids from at least three (3) valet parking service providers (the “Valet Providers”). Landlord and Tenant shall review the bids jointly and Tenant shall be entitled to select amongst the three (3) Valet Providers provided that the cost of the selected Valet Provider’s services does not exceed the next lowest bid by more than ten percent (10%). If the selected Valet Provider’s bid exceeds the next lowest bid by more than ten percent (10%) then Tenant may nonetheless select such Valet Provider if Tenant finds the next lower bid to be unreasonable or unresponsive (taking into consideration such factors as its completeness of scope, scheduling approach, staffing, assessment of costs and other items). Notwithstanding the foregoing, Landlord may elect to provide such valet parking services at the Parking Area provided that Landlord can demonstrate to Tenant, in Tenant’s reasonable discretion, that Landlord can provide the same quality and completeness of service (taking into consideration such factors as its completeness of scope, scheduling approach, staffing, licensing, insurance and other items) as those services provided by experienced service providers in the industry rendered for similar purposes to comparable buildings in the Las Vegas area.
     8.2 Permits for Valet Parking. Notwithstanding anything contained hereinabove to the contrary, Tenant shall, at Tenant’s sole cost and expense, be responsible for obtaining any applicable business permits and licenses necessary to utilize a valet parking service in the Parking Area. Landlord shall not be responsible for the obtaining of such business permits or licensees if any. Landlord, however, shall cooperate with Tenant in Tenant’s efforts to obtain such permits or licensees, if any, including but not limited to executing all documents in furtherance thereof, at no cost or expense to Landlord.
ARTICLE 9
TAXES
     9.1 Real Property Taxes. Landlord shall pay directly to the taxing authority (at such times and in such manner as the taxing authority shall require) all Real Property Taxes. Landlord shall provide Tenant with a copy of Landlord’s tax bill or invoice and Tenant shall thereafter reimburse Landlord, as Additional Rent, for the cost of all of such tax bill or invoice for the Premises applicable to any Real Property Taxes accruing during the Term for the Premises, regardless of when such Real Property Taxes are billed or become due and payable. Landlord, at Landlord’s sole cost and expense (and not as a pass through to Tenant) shall pay all interest and penalties that are by virtue of Landlord’s failure to timely pay the invoice to the taxing authority.
     9.2 Definition. “Real Property Taxes” shall mean all taxes, assessments (special or otherwise) and charges levied upon or with respect to the Premises. Real Property Taxes shall include, without limitation, any tax, fee or excise on the act of entering into this Lease, on the occupancy of Tenant, hereunder which are now or hereafter levied or assessed against the Premises and/or Landlord by the United States of America, the State of Nevada or any political subdivision, public corporation, district or other political or public entity, and shall also include any other tax, assessment, fee or excise, however described (whether general or special, ordinary or extraordinary, foreseen or unforeseen), which may be levied or assessed in lieu of, as a substitute for, or as an addition to, any other Real Property Taxes. Tenant may pay any such special assessments in installments when allowed by law, in which case Real Property Taxes shall include any interest charged thereon. Real Property Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Property Taxes. If Landlord does not elect to contest the Real Property Taxes, Tenant shall have the right, but not the obligation, to challenge or dispute, in accordance with applicable legal requirements, the Real Property Taxes which are payable by Tenant hereunder. Tenant shall give Landlord written notice of Tenant’s intention to challenge such taxes. Landlord agrees to cooperate reasonably with Tenant in such event, including, without limitation, by executing notices, applications or other documents which may be required under applicable law, at no out of pocket costs to Landlord. Real Property Taxes shall not include income, franchise, gift, sales, gross receipts, succession, transfer, profit, estate or inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes are levied or assessed against Landlord in lieu of, or as a substitute for, or as an addition to, any other tax which would otherwise constitute a Real Property Tax.
ARTICLE 10
UTILITIES
     10.1 General. Tenant shall contract for and pay directly to the applicable utility service provider for all utilities and services relating to the Premises including but not limited to all installation, hookups, meter fees and connections. Landlord shall not be responsible for, or in default hereunder or be liable for any damages (including any consequential damages) directly or indirectly resulting from, nor shall the Rent be abated by reason of (i) the installation, use or interruption of use of any equipment in connection with the foregoing services, (ii) failure caused by accident or any condition or event beyond the reasonable control of Landlord, or by the making of necessary repairs or improvements to the Premises, or (iii) the limitation, curtailment or rationing of, or restrictions on, use of water, electricity, gas or any other form of energy serving the Premises. Landlord shall not be liable under any circumstances for a loss of or injury to property or business, however occurring, through or in connection with or incidental to any such services.
     10.2 Untenantability.
     Notwithstanding anything contained to the contrary in this Lease, if at any time after the Rent Commencement Date the Premises or any portion thereof become Untenantable and such Untenantability continues more than five (5) business days after Tenant shall have given written notice thereof to Landlord, then Rent shall thereafter abate with respect to the Premises or the portion thereof that is rendered Untenantable, commencing on the first business day after such five (5) business day period, and shall continue for the duration of such Untenantability.
     If any period of Untenantability involving more than fifty percent (50%) of the rentable area of the Premises (deemed hereunder to be equal to or greater than 40,404 square feet) or the loss of more than five percent (5%) of the Parking Area continues for more than 270 consecutive days, then Tenant shall have the right (during the period the Untenantability persists beyond the foregoing 270-day period), but exercisable only by written notice to Landlord within the fifteen (15) day period following said 270 consecutive day period, to terminate this Lease, which termination shall be effective upon receipt of such written notice.
     For purposes of this Lease, “Untenantable” and “Untenantability” means with respect to the Premises, or any portion thereof, that the same cannot reasonably be used by Tenant for the normal conduct of its business and in accordance with applicable laws, and in fact is not being so used for any purpose, including by reason of (a) the condition of the Premises, or applicable portion thereof, or (b) lack of access, parking, electricity, HVAC, or water, and not caused by the acts, omissions, negligence or willful misconduct of Tenant.
     The provisions of this Section 10.2 shall not be applicable to any Untenantability by reason of damage by fire or other casualty or condemnation and the same shall be governed by the provisions of Articles 16 and 17 hereof, respectively.
ARTICLE 11
INSURANCE
     11.1 General. Each party shall maintain in effect from and after the Commencement Date and continuously thereafter until the Expiration Date, the policies of insurance required under this Article. All policies that each party is required to obtain under this Article shall be issued by responsible insurance companies authorized to do business in Nevada with an AM Best rating of not less than “A-, VII” and shall be in a form and underwritten by companies acceptable to the other party. On or before the Commencement Date, each party shall furnish evidence acceptable to the other party that (i) the policies (or a binder thereof) required pursuant to this Article are in effect and (ii) the other party shall be notified by the carrier in writing thirty (30) days prior to cancellation, material change, or non-renewal of such insurance. The policies required to be obtained pursuant to Article 11.2 shall name the other party and, with respect to Tenant’s commercial general liability insurance policy and umbrella liability insurance policy, Landlord and Landlord’s Lender, if any, as additional insureds on such equivalent form as may be approved by the other party and shall be primary policies, and shall be non-contributory with any other valid and collectible insurance. If either party carries any of the insurance required hereunder in the form of a blanket policy, any certificate required hereunder shall make specific reference to the Premises. The policy evidencing insurance required to be carried pursuant to this Article shall provide coverage on an occurrence basis. The limits of the insurance coverage required hereunder or the unavailability of certain types of coverage shall not limit or release either party from any of its obligations under this Lease and the existence of such insurance in no way changes either party’s obligations to the other.
     11.2 Tenant’s Insurance.
     Tenant, at its sole cost and expense, during the entire Term hereof, shall, commencing with the Commencement Date, procure, pay for and keep in full force and effect: (i) a commercial general liability insurance policy (ISO form or equivalent), including insurance against assumed or contractual liability under this Lease with respect to the Premises and the operations of Tenant and any subtenants of Tenant in, on or about the Premises in which the limits with respect to personal liability and property damage shall not be less than Three Million Dollars ($3,000,000) per occurrence on a location basis; (ii) umbrella liability insurance policy in an amount not less than Ten Million Dollars ($10,000,000.00) per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required herein, (iii) all risk property insurance including theft and, if applicable, boiler and machinery coverage, written at replacement cost value in an adequate amount to avoid coinsurance and a full replacement cost endorsement insuring the Tenant’s trade fixtures, equipment, merchandise and furnishings and any other items of personal property of Tenant and including the property of Tenant’s customers located on or in the Premises; (iv) workers’ compensation coverage as required by law; (v) with respect to alterations, additions or improvements and the like required or permitted to be made by Tenant hereunder, contingent liability and builder’s risk insurance, in amounts reasonably satisfactory to Landlord; and (vi) such other insurance as from time to time may be required by city, county, state or Federal laws, codes, regulations or authorities or which Landlord’s Lender determines is reasonably necessary or appropriate under the circumstances. Said policy or policies shall also contain an agreed valuation provision in lieu of any co-insurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located. The policy or policies shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease. The limits of said insurance required by this Lease or as carried by Tenant shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. All insurance to be carried by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may, upon ten (10) days prior written notice to Tenant and Tenant’s failure to cure within such ten (10) day period, (but shall not be required to) procure said insurance on Tenant’s behalf and charge the Tenant the premiums payable as Additional Rent.
     Tenant shall not use the Premises, or allow the Premises to be used, for any purpose which may be prohibited by the form of fire insurance policy required to be carried under this Lease. Tenant shall pay any increase in premiums for casualty and fire (including all risk coverage) insurance that may be charged during the Term of this Lease on the amount of such insurance which may be carried by Landlord on the Premises resulting from Tenant’s particular use thereof (as opposed to office use generally) whether or not Landlord has consented thereto. In such event, Tenant shall also pay any additional premium on the insurance policy that Landlord may carry for its protection against rent loss through fire or casualty. In determining whether increased premiums are the result of Tenant’s particular use of the Premises, a schedule, issued by the organization setting the insurance rate on the Premises, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up the casualty and fire insurance rate on the Premises. Landlord shall deliver invoices for such additional premiums to Tenant at such times as Landlord may elect, but in no event earlier than the Rent Commencement Date, and Tenant shall reimburse Landlord therefor as Additional Rent.
     11.3 Landlord’s Insurance. During the Term, Landlord shall maintain (i) all risk property insurance including, without limitation, riot and civil commotion, vandalism, malicious mischief, water, fire, burglary and theft, sinkhole collapse, windstorm, hail, smoke, aircraft or vehicles, sprinkler leakage, and damage from weight of ice or snow and without any exclusion for terrorism and, if applicable, boiler and machinery coverage, written at 100% full replacement cost which shall mean actual replacement value with a deductible not to exceed Twenty-five Thousand Dollars ($25,000.00) and a full replacement cost endorsement insuring the Premises; (ii) business income insurance as required by Landlord’s Lender; and (iii) such other insurance and in such amounts as Landlord from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Premises located in or around the region in which the Premises is located. Commencing on the Commencement Date, Tenant shall pay Landlord, as Additional Rent, the total cost of such insurance for the Premises (including the expenses incurred by Landlord relative to insurance appraisals adjusters, and consultants). Tenant agrees that if Landlord does not take out and maintain such insurance, Tenant may, upon fifteen (15) days prior written notice to Landlord and Landlord’s failure to cure within such fifteen-day period, (but shall not be required

to) procure said insurance on Landlord’s behalf and charge Landlord the premiums. If Landlord does not reimburse Tenant within such thirty (30) days after Tenant’s written demand therefor, Tenant shall have the right to set off said payment from the Rent payable by Tenant to Landlord hereunder.
     11.4 Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby waive any rights each may have against the other on account of any loss or damage occasioned to Landlord or Tenant, their respective property, the Premises or its contents arising from any risk to the extent covered by the insurance required hereunder. The parties each, on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, waive any right of subrogation that it may have against Landlord or Tenant, as the case may be. The foregoing waivers of subrogation shall be operative only so long as available without invalidating either Landlord’s or Tenant’s policy of insurance. Landlord and Tenant agree that their respective insurance policies are now, or shall be, endorsed such that said waiver of subrogation shall not affect the right of the insured to recover thereunder.
     11.5 Tenant Waiver. To the extent permitted by Applicable Laws, Tenant waives and releases the Landlord from all claims for damage to property sustained by Tenant relating to:
     (i) directly or indirectly, any act or omission of Landlord or any of its agents, contractors or employees;
     (ii) the Building or the Premises or any part of either or any equipment or appurtenance becoming out of repair;
     (iii) any accident in or about the Building or the Premises;
     (iv) directly or indirectly, any act or omission of any other person.
     11.6 Landlord Waiver. To the extent permitted by Applicable Laws, Landlord waives and releases Tenant from all claims for damage to property sustained by Landlord relating to;
     (i) directly or indirectly, any act or omission of Tenant, its agents, contractors or employees;
     (ii) the Building or the Premises or any part of either or any equipment or appurtenance becoming out of repair;
     (iii) any accident in or about the Building or the Premises;
     (iv) directly or indirectly, any act or omission of any other person.
     11.7 Damage. The foregoing Sections 11.5 and 11.6 shall apply especially, but not exclusively, to damage caused by the flooding of basements or other subsurface areas, refrigerators, sprinkling devices, air-conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, and shall apply equally whether the damage results from the act or omission of Landlord, Tenant, or of any other person, or whether the damage is caused by or resulted from any thing or circumstance above mentioned or referred to, or any other thing or circumstance, whether of a like or of a wholly different nature.
ARTICLE 12
USE OF PREMISES
     12.1 Use. Tenant shall use the Premises solely for the purposes set forth in Section 1.9 and all lawful purposes ancillary thereto and for no other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord or Tenant shall not do or permit anything to be done in or about the Premises nor bring or keep anything therein which will in any way cause the cancellation or increase the existing rate of any fire or other insurance upon the Premises. Landlord and Tenant shall use reasonable efforts to prevent material levels of odors, emissions, fumes, liquids or other substances or excessive noise from escaping or extending beyond the Premises. Landlord and Tenant shall not use or allow the Premises to be used for any unlawful or extra hazardous purpose. Tenant shall refrain from using or permitting the use of the Premises or any portion thereof as living quarters, sleeping quarters or for lodging purposes. Tenant shall, at its sole cost and expense, promptly comply in all material respects with all applicable federal, state, county, or municipal laws, ordinances, rules, regulations, directives, covenants, restrictions, orders and/or requirements now in force or which may hereafter be in force with respect to Tenant’s specific use and occupancy of the Premises. The judgment of any court of competent jurisdiction or the admission of Landlord or Tenant in any action against Landlord or Tenant, whether Landlord or Tenant be a party thereto or not, that Landlord or Tenant has violated any related law, statute, ordinance or requirement, shall be conclusive of that fact as between Landlord and Tenant.
     12.2 Environmental Compliance. The term “Hazardous Substances,” as used in this Lease, shall include, without limitation, flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCBs), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority.
     Landlord and Tenant shall not cause or permit to occur:
(a)	Any violation of any federal, state, or local law, ordinance, or regulation now or hereafter enacted, related to environmental conditions on, under, or about the Premises, including, but not limited to, soil and ground water conditions; or

(b)	The use, generation, release, manufacture, refining, production, processing, storage, or disposal of any Hazardous Substance on, under, or about the Premises, or the transportation to or from the Premises of any Hazardous Substance.
     Landlord and Tenant shall, at its own expense, comply with all laws regulating the use, generation, storage, transportation, or disposal of Hazardous Substances (“Laws”) as applicable to their own activities.
     Landlord and Tenant shall, at its own expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities (the “Authorities”) under the Laws applicable to such party.
     Should any Authority or any third party demand that a cleanup plan be prepared and that a clean-up be undertaken because of any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term, at or from the Premises, or which arises at any time from Tenant’s use or occupancy of the Premises, and not caused by Landlord, its contractors, employees or invitees, then Tenant shall, at Tenant’s own expense, prepare and submit the required plans and all related bonds and other financial assurances; and Tenant shall carry out all such cleanup plans.
     Each of Landlord and Tenant shall promptly provide all information regarding the use, generation, storage, transportation, or disposal of Hazardous Substances that is requested by the other party. If either Landlord or Tenant fail to fulfill any duty imposed under this Section 12.2 within a reasonable time, the other party may do so on behalf of the non-responding party; and in such case, the non-responding party shall cooperate with the responding party in order to prepare all documents the responding party deems necessary or appropriate to determine the applicability of the Laws to the Premises, and for compliance therewith, and the non-responding party shall execute all documents promptly upon the responding party’s request. No such action by the responding party and no attempt made by the responding party to mitigate damages under any Law shall constitute a waiver of any of the non-responding party’s obligations under this Section 12.2.
     Each of Landlord and Tenant shall indemnify, defend, and hold harmless the other, and their respective officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term, at or from the Premises, or from the other party’s failure to provide all information, make all submissions, and take all steps required by all Authorities under the Laws and all other environmental laws.
     Notwithstanding anything contained in this Article 12 to the contrary, and subject to any existing claims, known or unknown, Tenant shall not have any liability to Landlord under this Article 12 resulting from any conditions existing, or events occurring, at, in, on, under or about the Premises prior to the Commencement Date or following the Commencement Date to the extent to which same results solely and directly from the acts, omissions, negligence or intentional misconduct of Landlord, its contractors, employees or invitees.

     To Landlord’s actual knowledge, Landlord represents and warrants that as of the Commencement Date, Landlord is not aware of any Hazardous Substances Handled at, in, under, on or about the Premises in violation of Laws. “Handled” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, transportation, or any other activity of any type in connection with or involving Hazardous Substances.
     The obligations and liabilities under this Section 12.2 shall survive the expiration or termination of this Lease.
     12.3 Landlord’s Right of Entry. Landlord or its agents, at reasonable times, following prior written notice (of no less than 48 hours except in the case of emergency) to Tenant, may enter into the Premises without any liability whatsoever for the purposes of (i) inspecting the Premises; (ii) inspecting the performance by Tenant of the terms and conditions hereof; (iii) showing the Premises to purchasers, partners, or Landlord’s Lender; and (iv) during the last six (6) months of the Term only showing the Premises to prospective tenants. Landlord’s entry into the Premises pursuant to this Section shall not interfere with Tenant’s use of the Premises for the conduct of its business or with any other rights and benefits of Tenant under this Lease, and any damage caused thereby to the Premises or Tenant’s Property shall be promptly repaired at Landlord’s expense.
ARTICLE 13
MAINTENANCE AND REPAIR OF PREMISES
     13.1 Tenant’s Inspection. Except as otherwise provided in this Lease and subject to Landlord’s representations and warranties hereunder, Tenant agrees to accept the Premises in its existing condition, “as is, where is,” as of the Commencement Date. Tenant represents, warrants, and covenants to Landlord that Tenant is relying upon the representations and warranties of Landlord under this Lease along with its own investigation of the Premises.
     13.2 Tenant’s Obligations. From and after the Commencement Date and continuously thereafter until the Expiration Date, Tenant, at Tenant’s sole expense, shall maintain the Premises in a first-class appearance, in compliance with all Applicable Laws (subject to Landlord’s obligations pursuant to Section 3.3, Section 13.3 and elsewhere in this Lease) and the Exception Documents, in a condition at least equal to that which existed when Tenant initially opened the Premises for business, and in good order, condition and repair, and every part thereof and any and all appurtenances thereto wherever located (including, without limitation, all landscaping) and all other repairs, renewals and restorations, ordinary and extraordinary, foreseen and unforeseen, and all other work performed by or on behalf of Tenant. Tenant shall be responsible for supplying janitorial services to the Premises. Tenant shall do all acts required to comply with all applicable laws, ordinances, and rules of any public authority relating to its maintenance obligations as set forth herein. Tenant shall not place a load upon any floor of the Premises, which exceeds the load per square foot, which such floor was designed to carry, as determined by Landlord or Landlord’s structural engineer. On or before the Commencement Date, Landlord shall assign to Tenant any and all construction, design and materials warranties and any and all maintenance and service agreements currently servicing the Premises obtained by Landlord with respect to the Premises.
     If Tenant re-keys the Premises, all keys to the exterior doors of the Premises shall be provided by Tenant to Landlord. Tenant shall, upon the termination of its tenancy, provide Landlord with the combinations to all combination locks on safes, safe cabinets and vaults and deliver to Landlord all keys to the Premises and all interior doors, cabinets, and other key-controlled mechanisms therein, whether or not such keys were furnished to Tenant by Landlord. In the event of the loss of any key furnished to Tenant by Landlord, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such a change. The work “key” as used herein shall refer to keys, keycards, and all such means of obtaining access through restricted access systems.
     13.3 Landlord’s Obligations. Notwithstanding anything in this Lease to the contrary, Landlord, not Tenant, at Landlord’s sole cost and expense and not chargeable to Tenant as Additional Rent, shall undertake and perform all necessary replacements of the shell and structural portions of the Building and the necessary replacements due to system failure of the electrical, mechanical and plumbing systems of the Building, including (i) the plumbing, sprinkler, HVAC and electrical and mechanical lines and equipment associated therewith, (ii) utility and trunk lines, tanks and transformers, and (iii) the roof, exterior walls, bearing walls, support beams, floor slabs, foundation, support columns and window frames, and replacement of the Parking Area and access ways therefore (“collectively, “Landlord Replacements”). All such Landlord Replacements shall be performed with reasonable commercial diligence and be of a quality which is consistent with those customarily furnished by prudent landlords in comparable office buildings in the Las Vegas area, subject to casualty and condemnation, to which this Section 13.3 shall not apply. Notwithstanding the foregoing, Tenant shall be liable for any Landlord Replacements required as a result of Tenant’s negligence, willful misconduct or failure to comply with Tenant’s maintenance and repair obligations, as provided in Section 13.2 (“Tenant Liable Replacement”). In the event Landlord performs any Tenant Liable Replacement, Tenant shall reimburse the actual out-of-pocket reasonable costs of the Tenant Liable Replacement within thirty (30) days following Landlord’s delivery of (a) a written notice describing in reasonable detail the actions taken by Landlord, and (b) reasonably satisfactory evidence of the cost incurred by Landlord.
     13.4 Tenant Self-Help. If Landlord fails to commence any Landlord Repairs, and such failure continues for five (5) Business Days following Landlord’s receipt of written notice of such failure, then Tenant, upon twenty-four (24) hours’ prior written notice (“Tenant’s Self Help Notice”) delivered to Landlord, shall have the right to perform such portion of the Landlord Repairs (“Tenant Self Help”). Tenant’s Self Help Notice shall identify with specificity the nature of the Landlord Repairs to be undertaken by Tenant and shall include a copy of any cost or bid proposal submitted to Tenant by such contractor. Landlord shall reimburse the actual out-of-pocket reasonable costs of Tenant’s Self Help within thirty (30) days following Tenant’s delivery of (a) a written notice describing in reasonable detail the actions taken by Tenant, and (b) reasonably satisfactory evidence of the cost of such remedy.
ARTICLE 14
ALTERATIONS AND ADDITIONS
     14.1 Tenant Alterations. Tenant (so long as the Tenant is Diamond Resorts Corporation or an affiliate, subsidiary, related entity or Permitted Transferee (as defined in Section 22.2) thereof (collectively, the “Permitted Tenant”)) may make any alterations, improvements or additions to the Premises (collectively “Tenant Alterations”) without Landlord’s consent if such Tenant Alterations are non-structural, and the costs of all such non-structural Tenant Alterations performed in any calendar year do not exceed $100,000.00 (“Exempt Tenant Alterations”). If the then current Tenant is not a Permitted Tenant, Tenant shall not commence any Tenant Alterations without Landlord’s prior written consent in each instance. Any Tenant Alterations and Exempt Tenant Alterations shall at all times comply fully with all applicable federal, state and municipal laws, ordinances, regulations, recorded covenants and restrictions, codes and other governmental requirements now or hereafter in force.
     Except for Exempt Tenant Alterations with respect to the Permitted Tenant only, Tenant shall provide Landlord with a written request for approval of Tenant Alterations that Tenant would like to make with proposed detailed plans. Landlord shall have the right to condition Landlord’s prior written consent for any Tenant Alteration upon Tenant’s: (i) providing Landlord with plans and specifications for the Tenant Alterations for Landlord’s prior written approval; (ii) obtaining a building permit and complying with all building and planning laws and regulations for Tenant Alterations from appropriate governmental agencies; (iii) furnishing a copy of such building permit and evidence of such compliance to Landlord prior to the commencement of such work; (iv) complying with all the conditions of such building permit and such building and planning laws and regulations; (v) providing Landlord with a copy of the construction contract, construction schedule and list of subcontractors and suppliers for Landlord’s prior written approval; (vi) obtaining a builder’s “all risk” insurance policy in an amount and issued by insurance company acceptable to Landlord, naming Landlord as an additional insured and otherwise satisfying the requirements of Article 11 of this Lease; and, (vii) providing Landlord with ten (10) days written notice prior to commencing any such work. Landlord’s approval of the plans, specifications and working drawings for any Tenant Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. Landlord shall not be liable for any damage, loss, or prejudice suffered or claimed by Tenant, its agents or any other person or entity on account of: (a) the approval or disapproval of any plans, contracts, bonds, contractors, sureties or matters; (b) the construction or performance of any work whether or not pursuant to approved plans; (c) the improvement of any portion of the Premises or alteration or modification to any portion of the Premises; or, (d) the enforcement or failure to enforce any of the covenants, conditions and restrictions contained in this Lease.
     All work with respect to any Tenant Alterations shall be done in a good and workmanlike manner by properly qualified and licensed personnel, and such work shall be diligently prosecuted to completion. Any such Tenant Alterations, including any roof penetration, shall be made at Tenant’s sole cost and expense and in such manner as to not void or detrimentally affect any warranty benefiting the Premises or any portion thereof.
     14.2 Construction of Tenant Alterations. Notwithstanding anything contained herein to the contrary, Tenant shall not be required to obtain Landlord’s consent hereunder with respect to any Tenant Alterations required to be made pursuant to Tenant’s maintenance and repair obligations set forth in Article 13, provided, however, Tenant shall be required to obtain Landlord’s prior consent for any alterations or modifications of any structural components of the Premises. Tenant shall pay when due all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at, on, or for use in the Premises. Tenant shall keep the Premises, and any interest therein, free and clear of all mechanics’ liens and all other liens. Tenant shall give Landlord immediate written notice of any lien filed against the Premises, or any interest therein related to or arising from work performed by or for the Tenant. Tenant shall give Landlord not less than ten (10) days’ prior written notice of the commencement of the Tenant Improvements and any other Tenant Alterations in the Premises, and Landlord shall have the right to post notices of non-responsibility in or upon the Premises as provided by law. Tenant shall secure any and all governmental permits, approvals or authorizations required in connection with any such work, and shall fully comply with all requirements of Chapter 108 of Nevada Revised Statutes, as may be amended, altered or replaced from time to time, such that Landlord would have a valid notice of non-responsibility, whether or not Landlord actually records such notice. If Tenant shall in good faith contest the validity of any such lien, claim or demand, then Tenant, at its sole expense, shall defend, indemnify, protect and hold Landlord harmless against the same and shall pay and satisfy any adverse judgment that may be rendered thereby before the enforcement thereof against the Tenant and Landlord. Notwithstanding the foregoing, at Landlord’s request, Tenant shall immediately discharge such lien either by payment of the indebtedness due to the mechanic’s lien claimant or by filing a bond (as provided by statute) as security therefor. Landlord shall have the right to procure such discharge by filing such bond, and Tenant shall pay the cost of such bond to Landlord as Additional Rent upon the first day thereafter that Base Rent shall be due hereunder. In addition, to the extent Tenant does not elect to defend Landlord, Landlord shall have the right to require that Tenant pay Landlord’s attorneys’ fees and disbursements, court costs and other costs in defending any such action if Landlord is named as a party to any such action, the lien encumbers any portion or interest in the Premises and/or if Landlord elects to defend any such action or lien.
     14.3 Title to Tenant Alterations. Any Tenant Alterations that do not require Landlord’s consent hereunder shall not be required to be removed at the end of the Term. With respect to any Tenant Alterations that require Landlord’s consent hereunder, Landlord shall notify Tenant in writing at the time Landlord approves any such Tenant Alterations whether same shall be required to be removed by Tenant at the end of the Term. IF LANDLORD FAILS TO NOTIFY TENANT IN WRITING AT THE TIME LANDLORD APPROVES ANY TENANT ALTERATIONS REQUIRING LANDLORD’S CONSENT HEREUNDER THAT ANY SUCH TENANT ALTERATIONS ARE REQUIRED TO BE REMOVED AT THE END OF THE TERM, LANDLORD SHALL FORFEIT THE RIGHT TO REQUIRE TENANT TO REMOVE SUCH TENANT ALTERATIONS AT THE END OF THE TERM. Any Tenant Alterations which are not required to be removed pursuant to the express provisions hereof shall become the property of Landlord and remain upon and be surrendered with the Premises at the end of the Term without compensation to Tenant.
     14.4 Settlement of Disputes. It is understood and agreed that any disagreement or dispute which may arise between Landlord and Tenant relating to any Tenant Alterations, performed or to be performed with respect to the Premises, shall be submitted to an architect selected by mutual agreement of Landlord and Tenant whose decision shall be final and binding on both Landlord and Tenant.
     14.5 Applicable Laws. Throughout the Term, each of Tenant’s and Landlord’s construction, use of the Premises and alterations, additions and/or improvements to the Premises shall be in accordance with all applicable rules, orders, statutes, requirements, codes, executive orders, laws, ordinances and regulations of all duly constituted authorities, including, without limitation, the Laws and Title III of the Americans with Disabilities Act of 1990, all regulations issued there under and the Accessibility Guidelines for Buildings and Facilities issued pursuant thereto, as the same are in effect on the date hereof and may be hereafter modified, amended or supplemented (“Applicable Laws”). From and after the Commencement Date, all alterations, changes or modifications to the Premises as required by Applicable Laws shall be made in a timely manner by Tenant, at Tenant’s sole cost and expense, so as to avoid any liability and/or damages arising therefrom.
ARTICLE 15
TENANT’S PROPERTY
     15.1 Tenant’s Property. All supplies and movable trade fixtures owned by Tenant and installed in the Premises at Tenant’s sole cost and which may be removed without material damage to the Premises (“Tenant’s Property”) shall remain the property of Tenant during the Term. Tenant’s Property may be removed from the Premises from time to time during the Term and at the expiration of the Term or earlier termination thereof, provided Tenant’s repairs to the reasonable satisfaction of Landlord, any damage to the Premises caused by the removal of Tenant’s Property.
     15.2 Surrender of Premises. On the Expiration Date or on the sooner termination hereof, Tenant shall peaceably surrender the Premises in accordance with the terms of this Section and in good order, condition and repair, broom clean, excepting only reasonable wear and tear and fire and other unavoidable casualty which Landlord is required to repair hereunder. The provisions of this Section shall survive termination of this Lease. Tenant shall not be required to remove any Tenant Alterations permitted or approved to remain in the Premises in accordance with Section 14.3 hereof or any Tenant Improvements upon the termination of this Lease. Tenant shall promptly surrender all keys for the Premises to Landlord at the place then fixed for notice to Landlord and shall inform Landlord of the combinations on any locks and safes on the Premises. If Tenant abandons or surrenders the Premises, any of Tenant’s Property left on the Premises shall be deemed to be abandoned on the 30th day after Tenant’s receipt of written notice advising Tenant thereof, and, at Landlord’s option, title shall thereupon pass to Landlord under this Lease as by a bill of sale. If Landlord elects to remove all or any part of such Tenant’s Property, the reasonable cost of removal, including repairing any damage to the Premises caused by such removal, shall be paid by Tenant if such cost is in excess of the sale proceeds obtained by Landlord for Tenant’s Property.
ARTICLE 16
DAMAGE AND DESTRUCTION
     If the Premises are damaged by fire or other casualty, Landlord shall repair that damage as soon as reasonably possible, at its expense, unless: (i) Landlord reasonably determines that the cost of repair would exceed twenty percent (20%) of the full replacement cost of the Premises (“Replacement Cost”) and the damage is not covered by Landlord’s insurance, or (ii) Landlord reasonably determines that the cost of repair would exceed fifty percent (50%) of the Replacement Cost; or (iii) Landlord reasonably determines that the cost of repair would exceed ten percent (10%) of the Replacement Cost and the damage occurs during the final twelve (12) months of the Term. Should Landlord elect not to repair the damage for one of the preceding reasons, Landlord shall so notify Tenant in writing within sixty (60) days after the damage occurs and Tenant shall elect to either (i) repair the damage at its cost and receive any insurance proceeds paid by reason of such damage, subject to the rights of Landlord’s lender, or (ii) terminate this Lease and this Lease shall terminate as of the date of that notice and the obligations of the parties shall terminate as if the Term had naturally expired. Unless either party elects to terminate this Lease in accordance with the above, this Lease shall continue in effect for the remainder of the Term. However, provided that if the damage to the Premises is so extensive that it prevents Tenant’s substantial use and enjoyment of the Premises for more than thirty (30) consecutive days, then Tenant may elect to terminate this Lease by written notice to Landlord within ten (10) days from and after Tenant’s inability to use the Premises for thirty (30) consecutive days and this Lease shall terminate as of the date of such notice and the obligations of the parties shall terminate as if the Term had naturally expired. Commencing on the date of any damage to the Premises which renders a portion thereof unusable, and ending on the date the damage is repaired or this Lease is terminated, whichever occurs first, the Rent to be paid under this Lease shall be abated in the same proportion that the floor area of the Premises that is rendered unusable by the damage bears to the total floor area of the Premises (which the parties agree is 80,808 square feet). In addition, the provisions of this Section shall not be deemed to require Landlord to repair any improvements or fixtures installed by Tenant.
ARTICLE 17
EMINENT DOMAIN
     If all or a material part (provided that any portion of the Parking Area taken shall be deemed material) of the Premises is taken by any lawful authority by exercise of the right of eminent domain, Tenant may terminate this Lease effective as of the date possession is required to be surrendered to the authority. If all or a material part (provided that any portion of the Parking Area taken shall be deemed material) of the Premises shall be so taken and this Lease is not terminated by Tenant, Landlord, without being required to spend more than it collects as an award, shall restore that part of the Premises not so taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such taking, excluding Tenant’s Property. From and after the date possession is required to be surrendered to the authority, Rent shall be modified to reflect the reduction of the Premises as a result of such taking. In the event of a taking, Landlord shall be entitled to the entire amount of the condemnation award without deduction for any estate or interest of Tenant; provided that nothing in this Section shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the taking authority for the taking of personal property and fixtures belonging to Tenant or for relocation expense, including without limitation any increased costs for Rent and other expenses required under a lease for replacement premises, or business interruption expenses recoverable from the taking authority.
ARTICLE 18
INDEMNIFICATION AND GUARANTY
     18.1 Tenant Indemnification. Tenant shall indemnify, protect, defend and hold harmless Landlord and its agents, employees, partners, officers, affiliates, subsidiaries, members, managers, directors, lenders and representatives (“Landlord’s Indemnitees”) from and against any and all losses, damages (whether actual or otherwise), liabilities, actions, causes of action (whether legal, equitable or administrative), claims, judgments, costs, and expenses, including Landlord’s Indemnitees reasonable attorneys’ fees and disbursements, and court costs which Landlord may suffer or incur arising out of, involving, or in connection with, the use or occupancy of the

Premises or any portion thereof, by Tenant, the conduct of Tenant’s business, any grossly negligent act or willful misconduct of Tenant, its agents, contractors, employees or invitees, and out of any default or breach by Tenant in the performance in a timely manner of any obligation on Tenant’s part to be performed under this Lease, unless caused by the negligence or willful misconduct of Landlord, its agents or employees. The foregoing shall include, but not be limited to, the defense or pursuit of any claim or any action or proceeding involved therein, and whether or not, in the case of claims made against Landlord’s Indemnitees, litigated and/or reduced to judgment. In case any action, suit or proceeding is brought against Landlord’s Indemnitees by reason of any of the foregoing matters, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel selected by Tenant, and Landlord shall cooperate with Tenant in such defense.
     18.2 Landlord Indemnification. Landlord shall indemnify, protect, defend and hold harmless Tenant and its agents, employees, partners, officers, affiliates, subsidiaries, members, managers, directors, lenders, and representatives (“Tenant’s Indemnitees”) from and against any and all losses, damages (whether actual or otherwise), liabilities, actions, causes of action (whether legal, equitable or administrative), claims, judgments, costs, and expenses, including Tenant’s Indemnitees reasonable attorneys’ fees and disbursements, and court costs which Tenant may suffer or incur arising out of, involving, or in connection with, the use or occupancy of the Premises, or any portion thereof, by Landlord, the conduct of Landlord’s business, any grossly negligent act or willful misconduct of Landlord, its agents, contractors, employees, or invitees, and out of any default or breach by Landlord in the performance in a timely manner of any obligation on Landlord’s part to be performed under this Lease, unless caused by the negligence or willful misconduct of Tenant, its agents or employees. The foregoing shall include, but not be limited to, the defense or pursuit of any claim or any action or proceeding involved therein, and whether or not, in the case of claims made against Tenant’s Indemnitees, litigated and/or reduced to judgment. In case any action, suit or proceeding is brought against Tenant’s Indemnitees by reason of any of the foregoing matters, Landlord, upon notice from Tenant, shall defend the same at Landlord’s expense by counsel selected by Landlord, and Tenant shall cooperate with Landlord in such defense.
     18.3 General. Nothing contained in this Article 18 shall limit (or be deemed to limit) the waivers contained in Sections 11.4, 11.5 and 11.6 above. In the event of any conflict between the provisions of Sections 11.4, 11.5 and 11.6 above and this Article 18, the provisions of Sections 11.4, 11.5 and 11.6 shall prevail.
ARTICLE 19
DEFAULTS AND REMEDIES
     19.1 Events of Default. The occurrence of any of the following events shall constitute an event of default and a material breach of this Lease on the part of Tenant:
          A. Failure to Make Rent Payment or Maintain Insurance. Tenant’s failure to pay any Rent or other sums due hereunder on the date when such payment is due, where such failure continues for five (5) business days after receipt of notice (which notice may be oral) from Landlord. If oral notice is given, Landlord shall promptly (but in no later than one (1) business day thereafter) memorialize such notice in writing to Tenant via facsimile or electronic mail.
          B. Attachment. If a writ of attachment or execution is levied on this Lease or on substantially all of Tenant’s Property or if Tenant makes a general assignment for the benefit of creditors, or provides for an arrangement, composition, extension or adjustment with its creditors.
          C. Failure to Perform Other Covenants. Tenant’s breach or failure to perform any of Tenant’s other material covenants, agreements or obligations hereunder or under the Declaration, where such breach or failure continues for a period of thirty (30) days after Tenant’s receipt of written notice thereof from Landlord properly specifying which obligations Tenant has failed to perform, provided however, in the event a covenant, agreement or obligation is not reasonably susceptible of cure within such thirty (30) day period no event of default shall have occurred if Tenant commences to cure such breach or failure within such thirty (30) day period and thereafter diligently pursues cure of the same such that the breach or failure is cured within ninety (90) days.
          D. Bankruptcy Related. If Tenant files a voluntary petition for relief or if a petition against Tenant in a proceeding under the federal bankruptcy laws or other insolvency laws is filed and not withdrawn or dismissed within forty-five (45) days thereafter, or if under the provisions of any law providing for reorganization or winding up of corporations, any court of competent jurisdiction assumes jurisdiction, custody or control of Tenant or any substantial part of its property and such jurisdiction, custody or control remains in force unrelinquished, unstayed or unterminated for a period of forty-five (45) days. If in any proceeding or action in which Tenant is a party, a trustee, receiver, agent or custodian is appointed to take charge of the Premises (or has the authority to do so) for the purpose of enforcing a lien against the Premises.
          E. Failure to Deliver Financial Statement. Tenant’s failure to deliver the financial statement required pursuant to Section 31.6 of this Lease within forty-five (45) days after receipt of written notice from Landlord.
          F. Failure to Maintain Insurance. Tenant’s failure to maintain in full force and effect any policy of insurance required of Tenant pursuant to Article 11 of this Lease, where such failure continues for ten (10) days after receipt of written notice from Landlord.
          G. Repeat Default. In addition to the defaults described above, the parties agree that if Tenant defaults in the payment of the monthly installment of Base Rent five (5) or more times during any Lease Year of the Term, regardless of whether such payment violations are ultimately cured, then such conduct shall, at Landlord’s option, represent a separate default.
     19.2 Remedies. Upon the occurrence of an event of default by Tenant as set forth in Section 19.1 above, Landlord shall have the following rights and remedies, in addition to all remedies available to Landlord at law:
          A. Terminate Lease. Landlord shall have the right to terminate this Lease and all rights of Tenant hereunder by giving written notice to Tenant. If the Lease is so terminated, then Landlord may recover from Tenant all direct and actual damages sustained by Landlord, including, without limitation, deficiency in Rent, reasonable attorneys’ fees, other collection costs, brokerage fees, and expenses of placing the Premises in good order. Landlord’s putting the Premises in good order or preparing the same for rental shall not operate to release Tenant from this Lease.
          B. Re-enter Premises. Landlord shall also have the right, with or without terminating this Lease, to re-enter and repossess the Premises by detainer suit, summary proceedings or other lawful means in which event Landlord may from time to time, without terminating this Lease, either recover, by bringing suits for such amounts, all Base Rent and Additional Rent as it becomes due or relet the Premises or any part thereof. Landlord will use commercially reasonable efforts to mitigate its damages resulting from an event of default by Tenant pursuant to Section 19.1.
          If Landlord elects to relet as provided herein, then rent received by Landlord from such reletting shall be applied at Landlord’s option: first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any reasonable costs of such reletting incurred by Landlord, including reasonable attorneys’ fees, reasonable tenant improvements, court costs and brokerage commissions; third, to the payment of the reasonable cost of any cleaning, alterations and repairs to the Premises; fourth, to the payment of Rent and other charges due and unpaid hereunder; and the balance, if any, shall be applied in payment of future Rent as the same may become due and payable hereunder. If the portion of such rentals received from such reletting during any month which is applied to the payment of rent under the reletting lease is less than the Rent payable during that month by Tenant hereunder, then Tenant shall pay any such deficiency to Landlord immediately upon demand by Landlord. Such deficiency shall be calculated and paid monthly.
          No re-entry, acts of maintenance or preservation, efforts to relet, or taking possession of the Premises by Landlord or the appointment of a receiver upon initiative of the Landlord to protect the Landlord’s interest under the Lease shall be construed as an election to terminate this Lease unless an express written notice of such intention is delivered to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting of the Premises without termination of this Lease by Landlord, Landlord may at any time after such reletting elect to terminate this Lease, in which case, Landlord shall have all the rights and remedies provided by law or equity or this Lease upon termination.
          C. Performance by Landlord. If Tenant breaches or fails to perform any of Tenant’s obligations under this Lease and the breach or failure continues for thirty (30) days (or such shorter time period as may be specified otherwise in this Lease) after Landlord gives Tenant written notice of the breach or failure, Landlord may, but shall not be obligated to, perform any such obligation for the account and at the expense of Tenant. Landlord may also so perform any such obligation without notice in case of an emergency. Landlord’s entry onto the Premises pursuant to this Section shall not interfere with Tenant’s use of the Premises for the conduct of its business or with any other rights and benefits of Tenant under this Lease and any damage caused thereby to the Premises or Tenant’s Property shall be promptly repaired at Landlord’s expense and any damage caused thereby to the Premises or Tenant’s Property shall be promptly repaired at Landlord’s expense. Tenant shall reimburse Landlord as

Additional Rent in an amount equal to the cost incurred by Landlord in the performance of any obligations required under Article 13 plus an administrative fee equal to ten percent (10%) of the cost incurred by Landlord. Except in emergency situations, all work in or on the Premises performed by Landlord under this Lease, to the extent same would cause any material interference with the conduct of Tenant’s business if performed during regular business hours, shall be performed outside of regular business hours.
     19.3 Late Charges. Landlord and Tenant agree that the fixing of actual damages for Tenant’s breach of any of the provisions of this Lease, including but not limited to the late payment by Tenant to Landlord of Rent and other amounts due hereunder, would cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be extremely difficult or impracticable to ascertain. Such costs include but are not limited to accounting, processing, administrative, legal and clerical charges and late charge which may be imposed upon Landlord by the terms of any mortgage covering the Premises. Accordingly, if any installment of Rent or any other sum due from Tenant hereunder has not been received by Landlord or Landlord’s agent within five (5) days after such amount was due, Tenant shall pay to Landlord a late charge in the form of interest on the delinquent installment of Rent or any other delinquent sum due from Tenant equal to two percent (2%) per annum plus the so called “Prime Rate” published in The Wall Street Journal, as the same may change from time to time, not to exceed the highest rate then allowed under applicable usury laws, computed from the date any such amount became due through and including the date such amount is fully paid. Tenant hereby agrees that said late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall not constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any other rights and remedies provided for in this Lease, at law or in equity. Tenant understands and agrees to the foregoing provisions relating to late charges.
     19.4 Landlord’s Default. Except as otherwise stated in this Lease, and without limiting the last sentence of Section 19.6, Landlord shall in no event be charged with default in the performance of any of its obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days after receipt of written notice by Landlord from Tenant properly specifying which obligations Landlord has failed to perform, provided however, in the event a covenant, agreement or obligation is not reasonably susceptible of cure within such thirty (30) day period no event of default shall have occurred if Landlord commences to cure such breach or failure within such thirty (30) day period and thereafter diligently pursues cure of the same such that the breach or failure is cured within ninety (90) days.
     19.5 Performance by Tenant. If Landlord breaches or fails to perform any of Landlord’s obligations under this Lease and the breach or failure continues for thirty (30) days (or such shorter time period as may be specified otherwise in this Lease) after Tenant gives Landlord written notice of the breach or failure, Tenant may, but shall not be obligated to, perform any such obligation for the account and at the expense of Landlord. Tenant may also perform any such obligation without notice in case of an emergency. Landlord agrees to reimburse Tenant on demand for all reasonable, third party out-of-pocket expenses incurred by Tenant in connection therewith, provided that Tenant delivers to Landlord adequate bills or other supporting evidence substantiating said cost.
ARTICLE 20
SUBORDINATION AND ATTORNMENT
     20.1 Subordination. At Landlord’s option, this Lease is and shall be subordinate to any mortgage, deed of trust and/or any other hypothecation or security document and advances and obligations thereunder now or hereafter placed upon the Premises, and any renewals, modifications, consolidations, replacements, and extensions thereof (collectively “Mortgage”), provided Tenant’s rights, including without limitation, Tenant’s right to quiet possession, under this Lease shall not be disturbed so long as a default under Section 19.1 shall not exist. Such subordination shall be effective upon notice from Landlord to Tenant without any further act of Tenant. Upon the request of Landlord, Tenant shall, from time to time, execute and deliver any reasonable documents or instruments that may be required by Landlord or the mortgagee, beneficiary, or lender (collectively “Landlord’s Lender”) under any such Mortgage, to effectuate any subordination, provided that Landlord’s Lender agrees not to disturb Tenant’s rights under this lease, including, without limitation, Tenant’s right to quiet possession so long as a default under Section 19.1 shall not exist. If Landlord’s Lender elects to have this Lease prior to the lien of its Mortgage, and gives written notice to Tenant of such election, this Lease shall be deemed prior to such Mortgage regardless of the respective dates of execution, delivery and recordation of this Lease and any such Mortgage.
     20.2 Attornment. Tenant hereby attorns to and shall recognize the Landlord’s Lender as Tenant’s landlord under this Lease and shall promptly execute and deliver any reasonable instrument that Landlord may require to evidence such attornment.

     20.3 Estoppel Certificate. Tenant shall, at any time, but not more than two (2) times per Lease Year, upon not less than fifteen (15) business days after prior written notice from Landlord, execute, acknowledge and deliver to Landlord, a statement, in writing; (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of the modification and certifying that this Lease is otherwise unmodified and in full force and effect) and the dates to which the rental, additional rent and other charges have been paid in advance, if any, and (ii) acknowledging that, to Tenant’s knowledge, there are no uncured defaults on the part of Landlord, or specifying each default if any are claimed, and (iii) setting forth all further information that Landlord may reasonably require. Tenant’s statement may be relied upon by any prospective purchaser or encumbrance of all or any portion of the Premises.
     20.4 Limitation of Liability. In the event of any sale or transfer by Landlord of the Premises and assignment of this Lease by Landlord, Landlord shall be and is hereby entirely freed and relieved of any and all liability and obligations contained in or derived from this Lease arising out of any act, occurrence or omission relating to the Premises or Lease occurring after the consummation of such sale or transfer, providing the purchaser shall expressly assume all of the covenants and obligations of Landlord under this Lease. If any prepaid Rent has been paid by Tenant, Landlord may transfer the prepaid Rent to Landlord’s successor and upon such transfer, Landlord shall be relieved of any and all further liability with respect thereto.
ARTICLE 21
FORCE MAJEURE
     If either party hereto shall be delayed in or prevented from the performance of any act required hereunder by reason of acts of God, labor troubles, inability to procure materials, restrictive governmental laws or regulations or other causes without fault and beyond the control of the party obligated (financial inability excepted), performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, nothing in this Article shall delay the Rent Commencement Date or excuse Tenant from the prompt payment of any Rent or other charge required of Tenant hereunder, except as may be expressly provided elsewhere in this Lease.
ARTICLE 22
ASSIGNMENT AND SUBLETTING
     22.1 Assignment and Subletting. Except as otherwise provided herein, Tenant may assign this Lease or sublet, license or otherwise permit the Premises or any part thereof to be used or occupied by others, only with the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed, and any such sublease, or permission for occupancy without such consent shall be voidable at the option of Landlord. If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by any party other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver by Landlord of Tenant’s default, or the acceptance of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the further performance by Tenant of the obligations on the part of Tenant set forth herein. The consent by Landlord to an assignment or subletting shall not be construed to relieve Tenant, the assignee or the subtenant from obtaining the express consent in writing of Landlord to any further assignment or subletting or to release Tenant from any liability, whether past, present, or future, under this Lease or from any liability under this Lease because of Landlord’s failure to give notice of default by Tenant (or by the assignee or subleases pursuant to the assumption agreement described below) under any of the terms, covenants, conditions, provisions or agreements or this Lease.
     An assignment of this Lease with the consent of Landlord, if consent is required hereunder, shall thereupon forever relieve and release Tenant of its obligation to pay Rent and to perform all of its other obligations under this Lease, provided such assignee is of equal or greater financial strength as Tenant as reasonably determined by Landlord. No subletting with the consent of Landlord shall relieve Tenant of its obligation to pay Rent and to perform all its other obligations under this Lease. Moreover, Tenant shall indemnify and hold Landlord harmless for any acts or omission by a subtenant. Each assignee, other than Landlord, shall assume all obligations of Tenant under this Lease and shall be liable for the payment of all Rent and for the due performance of all of Tenant’s obligations under this Lease. No assignment shall be binding upon Landlord unless any document memorializing the transfer is delivered to Landlord and, the assignee and Tenant deliver to Landlord an executed document which contains a covenant of assumption by the assignee for the obligations of Tenant under this Lease. If Tenant desires to assign this Lease, Tenant shall give written notice to Landlord setting forth the name and address and the current certified financial statements of the proposed assignee, the experience and background of the proposed assignee or sublessee, the terms of the proposed assignment, and such other information as Landlord or its Landlord’s Lender may reasonably request in connection therewith. Landlord shall have the right, exercisable by written notice to Tenant, within thirty (30) days after receipt of Tenant’s notice, to consent or refuse to consent thereto, and if Landlord fails to notify Tenant, it shall be deemed to have consented to the requested assignment.
     The acceptance by Landlord of any payment due under this Lease from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or be a consent to any transfer. Consent by Landlord to one or more transfers shall not operate as a waiver or estoppel to the future enforcement by Landlord of its rights under this Lease
     22.2 No Consent Required. Provided same is effected primarily for independent business purposes and not primarily for the purpose of transferring this Lease or any interest in the Premises, Tenant, at any time and from time to time, without the prior consent of Landlord, but with prior notice to Landlord, may assign this Lease to, or sublease the Premises or any part thereof to, or permit the occupancy of the Premises, or any part thereof, by (i) any successor entity of Tenant resulting from a merger or consolidation with Tenant, (ii) any entity succeeding to all or substantially all of the business and assets of Tenant, or (iii) any entity that, at the effective or commencement date of the transfer, is an Affiliate of Tenant (any such entity being herein referred to as a “Permitted Transferee”). An “Affiliate” of any person or entity is a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the first such person or entity. The word “control” means the power, directly or indirectly, by voting rights, contract or otherwise, to direct or cause the direction of the management or policies of a person or entity.
ARTICLE 23
NOTICES
     All notices, information, consents, requests or replies (“Notice”) required or permitted to be given hereunder shall be given in writing and shall be sent by United States registered or certified mail postage prepaid, or by nationally recognized overnight delivery service (provided that such service is able to furnish evidence of receipt or refusal of delivery) addressed to the addresses of Tenant and Landlord specified as “Addresses for Notices and Reports” in Section 1.13, or at such other place as either Landlord or Tenant may, from time to time designate in a written notice by certified mail given to the other. Notice shall be deemed to be given upon the earlier of receipt (or refusal to receive) same by the party to whom the Notice is sent or three (3) days after the date of the mailing thereof.
ARTICLE 24
QUIET ENJOYMENT
     Landlord covenants and agrees that Tenant, during the Term, shall peaceably and quietly have, hold and enjoy the Premises, subject to the other terms, covenants, conditions, provisions and agreements hereof, free from hindrance or disturbance by Landlord or any person claiming by, through or under Landlord.
ARTICLE 25
ATTORNEYS’ FEES
     Should either party commence an action against the other to enforce any obligation hereunder, the prevailing party shall be entitled to recover the reasonable costs thereof and attorneys’ fees actually incurred by such prevailing party (including the fees and charges of legal assistants or other non-attorney personnel performing services under the supervision of an attorney), whether or not such litigation is prosecuted to judgment.
ARTICLE 26
WAIVER
     No waiver of any default or breach of any covenant by either party hereunder shall be implied from any omission by either party to take action on account of such default if such default persists or is repeated. Landlord’s acceptance of any payment which is less than that required to be paid by Tenant shall be deemed to have been received only on account of the obligation for which it is paid and shall not be deemed an accord and satisfaction, notwithstanding any provisions to the contrary asserted by Tenant, written on any check or contained in any transmittal letter. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term or covenant hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. An express waiver must be in writing and signed by a person with the power to contractually bind Tenant or Landlord. An express waiver shall affect only the default specified in the waiver, and only for the time and to the extent expressly stated. Waivers by either party of any covenant, term, or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant, term, or condition.
ARTICLE 27
LIMITATION ON CLAIMS
     Any claim, demand, right or defense of any kind by either party hereunder, which is based upon, arising in connection with or in any way related to this Lease or the negotiations prior to its execution, shall be barred unless such party commences an action thereon, or interposes in a legal proceeding a defense by reason thereof, within twelve (12) months after the date of the inaction or omission or the date of the occurrence of the event or of the action to which the claim, demand, right or defense relates, whichever applies.
ARTICLE 28
BANKRUPTCY
     28.1 Tenant’s Interest Not Transferable. Neither this Lease, nor any interest herein nor any estate hereby created shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law, except as may be specifically provided pursuant to the Bankruptcy Code (11 U.S.C. §101, et, seq.).
     28.2 Tenant’s Obligation to Avoid Creditors’ Proceedings. Tenant shall not cause or give cause for the institution of legal proceedings seeking to have Tenant adjudicated bankrupt, reorganized or rearranged under the bankruptcy laws of the United States, and shall not cause or give cause for the appointment of a trustee or receiver for the assets of Tenant and shall not make any assignment for the benefit of creditors, or become or be adjudicated insolvent. The allowance of any petition under the bankruptcy law, or the appointment of a trustee or receiver of Tenant or its assets, shall be conclusive evidence that Tenant caused or gave cause thereof, unless such allowance of the petition, or the appointment of a trustee or receiver, is vacated within ninety (90) days after such allowance or appointment.
ARTICLE 29
EXCEPTION DOCUMENTS
     Landlord represents and warrants and Tenant acknowledges and agrees that, as of the Commencement Date, this Lease and Tenant’s use of the Premises is subject to the “Exception Documents” set forth on Exhibit F attached hereto and incorporated by reference.
     Without limiting the foregoing, this Lease is subject in all respect to the Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for The Charleston Business Center made March 10, 1998, by Howard Hughes Properties, Limited Partnership (the “Declaration”), the Articles, the Bylaws, the Rules, the Design Criteria and any other documents governing the operation of the Association, the use of the Lots, the Common Area, or the maintenance and repair of the Lots, the Common Area, and Improvements, as from time to time amended, modified or supplemented (the “Governing Documents”). Capitalized terms not otherwise defined in this paragraph shall have the same meanings as are ascribed to such terms in the Declaration.
ARTICLE 30
INTERPRETATION AND APPLICATION
     30.1 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute an offer, a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
     30.2 Governing Law. This Lease shall be construed in accordance with and governed by the statutes, decisions, and other laws of the State of Nevada. Tenant and Landlord hereby consents to the personal jurisdiction and venue of any State court of competent jurisdiction located in Clark County, Nevada or Federal court located in Las Vegas, Nevada and the service of process by any means authorized by any such State or Federal court.
     30.3 Complete Agreement. This Lease contains all terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises. No prior agreements or understanding pertaining to the same shall be valid or of any force or effect. The terms of this Lease were fully negotiated by the parties hereto and shall not be construed for or against Landlord or Tenant, because either Landlord or Tenant may have drafted this Lease and this Lease shall be interpreted in accordance with the general meaning of the language herein contained in an effort to reach the intended result.
     30.4 Amendment. This Lease may not be amended, altered or modified in any way except in writing signed by the parties hereto.
     30.5 No Partnership As a Result of Lease. It is agreed that nothing contained in this Lease shall be deemed or construed as creating a partnership or joint venture between Landlord and Tenant or between Landlord and any other party, or cause Landlord to be responsible in any way for the debts or obligations of Tenant or any other party.
     30.6 No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work as a merger, but shall, at the option of Landlord, either terminate all or any existing subleases or subtenancies, or operate as an assignment to Landlord of any or all such subleases or subtenancies.
     30.7 Severability. If any provision of this Lease or application thereof to any person or circumstances shall to any extent be invalid, the remainder of this Lease (including the application of such provision to persons or circumstances other than those to which it is held invalid) shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.
     30.8 Captions. The captions of the Articles and Sections hereof are for convenience only and are not a part of this Lease and do not in any way limit or amplify the terms and provisions of this Lease.
     30.9 Words. The words “Landlord” and “Tenant”, as used herein, shall include the plural as well as the singular. Words used in the neuter gender include the masculine and feminine. If Tenant is comprised of more than one individual or entity, the obligations imposed upon Tenant hereunder shall be joint and several to all parties signing this Lease as Tenant.
     30.10 Exhibits. The Exhibits, if any, and any Schedules or Riders attached to this Lease are incorporated herein by this reference and made a part hereof, and any reference in the body of the Lease or in the Exhibits, Schedules, or Riders to the Lease shall mean the Lease together with all Exhibits, Schedules and Riders.
ARTICLE 31
MISCELLANEOUS
     31.1 Time. Time is of the essence of each provision hereof.
     31.2 Successors. Subject to the restrictions on transfer contained in Article 22 hereof, all the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.
     31.3 Recordation. Tenant shall not record this Lease or any memorandum hereof. Landlord has the right in its absolute discretion to record, at its sole cost and expense, this Lease or a memorandum hereof, and, upon Landlord’s request, Tenant shall execute and have acknowledged the same for recordation.
     31.4 No Recourse. The obligations of both Landlord and Tenant under this Lease shall be without recourse to the assets of their respective partners, members, officers, shareholders, directors or employees or any partner of any partner of either Landlord or Tenant. Landlord and Tenant agree that the foregoing provision shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or at common law.
     31.5 Broker. Landlord and Tenant represent and warrant to each other that it has not retained the services of any other broker or real estate licensee and owes no other person or entity any finder’s or broker’s fee, commission or payment of any kind whatsoever. Landlord and Tenant shall defend, indemnify and hold the other harmless from and against any and all claims, demands, costs, expenses or liabilities related to or connected with any broker’s or finder’s fee, commission or payment of any kind asserted by any person or entity, based on an agreement allegedly made by the indemnifying party. Landlord shall defend, indemnify and hold harmless Tenant from and against any and all claims, demands, costs, expenses or liabilities related to or connected with any broker’s or finder’s fee, commission or payment of any kind asserted by Diversified Interest, Inc.

     31.6 Furnishing of Financial Certification. Upon Landlord’s written request, Tenant shall promptly furnish to Landlord (but in no event more than one time in any consecutive twenty-four (24) month period) with Tenant’s financial statement as of Tenant’s most recent fiscal year end. So long as the Tenant is Diamond Resorts Corporation, the financial statements contemplated herein shall be derived from the most recent audited financial statements of the parent entity of Tenant.
     31.7 Counterparts. This Lease may be executed in multiple counterparts, all of which shall constitute one and the same Lease.
     31.8 Landlord’s Lender Protection. Tenant agrees to notify in writing any first Landlord’s Lender whose address has been furnished in writing to Tenant, a copy of any written notice of default served by Tenant on Landlord. If Landlord fails to cure such default within the time provided for in this Lease, such Landlord’s Lender shall have an additional thirty (30) days to cure such default; provided that if such default cannot reasonably be cured within that thirty (30) day period, then such Landlord’s Lender shall have such additional time to cure the default as is reasonably necessary under the circumstances. This Section 31.8 shall in no way limit Tenant’s rights pursuant to the last sentence of Section 19.6.
     31.9 Independently Provided Services. This Lease is entirely separate and distinct from and independent of any and all agreements that Tenant may at any time enter into with any third party for the provision of services, which include, but are not limited to, telecommunications, office automation, repair, maintenance services, computer and photocopying (“Independent Services”). Tenant acknowledges that Landlord has no obligation of any type concerning the provision of Independent Services, and agrees that any cessation or interruption of Independent Services or any other act or neglect by the third party providing the Independent Services shall not constitute a default or constructive eviction by Landlord. Tenant agrees, except to the extent of the gross negligence or willful misconduct of Landlord, its partners, employees, agents and/or assigns, to hold harmless and defend Landlord, its partners, employees, agents and assigns from any claim Tenant may have arising in any way out of the provision (or lack thereof) of the Independent Services which Tenant has contracted to receive from the third parties. In no event shall Landlord be liable to Tenant for incidental, consequential, indirect or special damages (including lost profits) which may arise in any way out of a claim concerning Independent Services.
     31.10 No Consequential Damages. Except as otherwise expressly required by Applicable Laws and except with respect to Landlord’s indemnity obligations for a Holdover in Section 4.1, notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord or Tenant be liable or responsible for any indirect, consequential, punitive or exemplary damages, including loss of profits or business opportunity, arising under or in connection with this Lease.
     31.11 Act of Landlord. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the Term. Only a written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of the Lease. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.
     31.12 Entity Authority. Each individual signing this Lease on behalf of Landlord or Tenant, as the case may be, represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the respective entity, and that this Lease is binding on Landlord and Tenant in accordance with its terms. Landlord or Tenant shall, at request of the other, deliver a certified copy of a resolution of its board of directors authorizing such execution.
ARTICLE 32
SIGNAGE
     Tenant, at Tenant’s sole cost and expense, shall have the right to install (i) building-mounted signage on Building 1 and Building 2, (ii) monument signage on Parcel 1 and Parcel 2 and (iii) such directional, traffic or other exterior or interior signage that Tenant deems necessary to operate its business at the Premises (collectively, “Signage”). Such Signage and Tenant’s installation thereof shall comply with all Applicable Laws and the Exception Documents, and shall be undertaken only after Tenant obtains Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease or, as the case may be, have caused their officers thereunto duly authorized to execute this Lease the day and year first above written.
AGREED AND ACCEPTED:

LANDLORD:	TENANT:

H/MX HEALTH MANAGEMENT SOLUTIONS, INC.,	DIAMOND RESORTS CORPORATION, d/b/a Diamond
a Delaware corporation	Resorts International, a Maryland corporation

/s/ James D. Dyer By: James D. Dyer	/s/ David Palmer By: David Palmer
Its: President	Its: Executive Vice President

EXHIBIT A-1

LEGAL DESCRIPTION
PARCEL I:
THAT PORTION OF LOT 1 IN BLOCK C OF “SUMMERLIN VILLAGE 12 BUSINESS PARK UNIT NO. 2C LOT 6”, AS SHOWN BY MAP THEREOF ON FILE IN BOOK 87, OF PLATS, PAGE 02, IN THE OFFICE OF THE COUNTY RECORDER OF CLARK COUNTY, NEVADA, LYING WITHIN SECTION 36, TOWNSHIP 20 SOUTH, RANGE 59 EAST, M.D.M., CITY OF LAS VEGAS, CLARK COUNTY, NEVADA AND DESCRIBED AS FOLLOWS:
COMMENCING AT THE INTERSECTION OF THE CENTERLINE OF TOWN CENTER DRIVE (VARYING WIDTH) WITH THE CENTERLINE OF PARK RUN DRIVE (60.00 FEET WIDE) AS SHOWN ON SAID SUBDIVISION MAP; THENCE ALONG THE CENTERLINE OF PARK RUN DRIVE, SOUTH 89°41’53” WEST, 354.76 FEET; THENCE CURVING TO THE RIGHT ALONG THE ARC OF A 2000.00 FOOT RADIUS CURVE, CONCAVE NORTHEASTERLY, THROUGH A CENTRAL ANGLE OF 10°13’31”, AN ARC LENGTH OF 356.93 FEET TO A POINT TO WHICH A RADIAL LINE BEARS SOUTH 09°55’24” WEST; THENCE ALONG THE SOUTHWESTERLY PROLONGATION OF SAID RADIAL LINE, SOUTH 09°55’24” WEST, 49.00 FEET TO THE NORTHWEST CORNER OF THAT CERTAIN PARCEL OF LAND DESCRIBED BY “GRANT, BARGAIN, AND SALE DEED” RECORDED DECEMBER 10,1998 IN BOOK 981210 OF OFFICIAL RECORDS AS INSTRUMENT NO. 01792 IN THE CLARK COUNTY RECORDER’S OFFICE, CLARK COUNTY, NEVADA; THENCE ALONG THE WEST LINE OF SAID PARCEL OF LAND, SOUTH 00°18’07” EAST, 210.00 FEET TO THE POINT OF BEGINNING; THENCE CONTINUING ALONG SAID WEST LINE, SOUTH 00°18’07” EAST, 333.42 FEET TO THE SOUTHWEST CORNER OF SAID “GRANT, BARGAIN, AND SALE DEED” PARCEL; THENCE NORTH 89°55’18” WEST, 37.95 FEET; THENCE CURVING TO THE RIGHT ALONG THE ARC OF A 272.00 FOOT RADIUS CURVE, CONCAVE NORTHEASTERLY, THROUGH A CENTRAL ANGLE OF 09°45’07”, AN ARC LENGTH OF 46.30 FEET TO A POINT OF REVERSE CURVATURE THROUGH WHICH A RADIAL LINE BEARS SOUTH 09°49’49” WEST; THENCE CURVING TO THE LEFT ALONG THE ARC OF A 328.00 FOOT RADIUS CURVE, CONCAVE SOUTHWESTERLY, THROUGH A CENTRAL ANGLE OF 09°45’07”, AN ARC LENGTH OF 55.83 FEET; THENCE NORTH 89°55’18” WEST, 255.46 FEET; THENCE NORTH 00°18’07” WEST, 322.13 FEET; THENCE NORTH 89°41’53” EAST, 394.97 FEET TO THE POINT OF BEGINNING.
BEING FURTHER DESCRIBED ON THAT CERTAIN RECORD OF SURVEY FILED IN FILE 108 OF SURVEYS, PAGE 51 OF OFFICIAL RECORDS.
A-1-1

EXHIBIT A-2
LEGAL DESCRIPTION
PARCEL II:
THAT PORTION OF LOT 1 IN BLOCK C OF “SUMMERLIN VILLAGE 12 BUSINESS PARK UNIT NO. 2C LOT 6”, AS SHOWN BY MAP THEREOF ON FILE IN BOOK 87, OF PLATS, PAGE 02, IN THE OFFICE OF THE COUNTY RECORDER OF CLARK COUNTY, NEVADA, LYING WITHIN SECTION 36, TOWNSHIP 20 SOUTH, RANGE 59 EAST, M.D.M., CITY OF LAS VEGAS, CLARK COUNTY, NEVADA AND DESCRIBED AS FOLLOWS:
COMMENCING AT THE INTERSECTION OF THE CENTERLINE OF TOWN CENTER DRIVE (VARYING WIDTH) WITH THE CENTERLINE OF PARK RUN DRIVE (60.00 FEET WIDE) AS SHOWN ON SAID SUBDIVISION MAP; THENCE ALONG THE CENTERLINE OF PARK RUN DRIVE, SOUTH 89°41’53” WEST, 354.76 FEET; THENCE CURVING TO THE RIGHT ALONG THE ARC OF A 2000.00 FOOT RADIUS CURVE, CONCAVE NORTHEASTERLY, THROUGH A CENTRAL ANGLE OF 10°13’31”, AN ARC LENGTH OF 356.93 FEET TO A POINT TO WHICH A RADIAL LINE BEARS SOUTH 09°55’24” WEST; THENCE ALONG THE SOUTHWESTERLY PROLONGATION OF SAID RADIAL LINE, SOUTH 09°55’24” WEST, 49.00 FEET TO THE POINT OF BEGINNING AT NORTHWEST CORNER OF THAT CERTAIN PARCEL OF LAND DESCRIBED BY “GRANT, BARGAIN, AND SALE DEED” RECORDED DECEMBER 10, 1998 IN BOOK 981210 OF OFFICIAL RECORDS AS INSTRUMENT NO. 01792 IN THE CLARK COUNTY RECORDER’S OFFICE, CLARK COUNTY, NEVADA; THENCE ALONG THE WEST LINE OF SAID PARCEL OF LAND SOUTH 00°18’07” EAST, 210.00 FEET; THENCE SOUTH 89°41’53” WEST, 394.97 FEET; THENCE NORTH 00°18’07” WEST, 320.62 FEET TO A POINT ON THE SOUTHERLY LINE OF COMMON LOT “G” IN BLOCK C OF “THE ARBORS AT SUMMERLIN VILLAGE 11/12 UNIT NO. 2C” AS SHOWN BY MAP THEREOF ON FILE IN BOOK 80, PAGE 14 OF PLATS IN THE CLARK COUNTY RECORDER’S OFFICE, CLARK COUNTY, NEVADA; THENCE ALONG SAID SOUTHERLY LINE, SOUTH 71°18’30” EAST, 97.12 FEET; THENCE CONTINUING ALONG SAID SOUTHERLY LINE, CURVING TO THE LEFT ALONG THE ARC OF A 2049.00 FOOT RADIUS CURVE, CONCAVE NORTHEASTERLY, THROUGH A CENTRAL ANGLE OF 08°46’06”, AN ARC LENGTH OF 313.57 FEET TO THE POINT OF BEGINNING.
BEING FURTHER DESCRIBED ON THAT CERTAIN RECORD OF SURVEY FILED IN FILE 108 OF SURVEYS, PAGE 52 OF OFFICIAL RECORDS.
PARCEL III:
A NON-EXCLUSIVE EASEMENT FOR INGRESS AND EGRESS AS CREATED IN THAT CERTAIN RECIPROCAL EASEMENT AGREEMENT RECORDED MARCH 30, 2000 IN BOOK 20000330 AS DOCUMENT NO. 01413.
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EXHIBIT B
SITE PLAN OF PREMISES

NOTE:	THE SITE PLAN SET FORTH HEREIN IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE A WARRANTY, REPRESENTATION OR AGREEMENT ON THE PART OF LANDLORD THAT THE TENANT MIX OR LAYOUT OF THE PROJECT IS OR WILL REMAIN AS INDICATED HEREON.
B-1

EXHIBIT C

MEMORANDUM OF LEASE COMMENCEMENT
This Memorandum of Lease Commencement is made as of , 2008 by H/MX HEALTH MANAGEMENT SOLUTIONS, INC. (“Landlord”), and DIAMOND RESORTS CORPORATION (“Tenant”). Landlord and Tenant agree to and acknowledge the following matters:
     1. Landlord and Tenant have entered into a lease dated as of January 16, 2008, (“Lease”), covering the Premises located in Las Vegas, Nevada, as more particularly described in the Lease.
     2. All terms defined in the Lease shall have the same meaning when used in this Memorandum of Lease Commencement.
     3. The Commencement Date is        , 2008, the Rent Commencement Date is October 1, 2008, and the Expiration Date of the Lease is September 30, 2018.
     IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum of Lease Commencement as of the day and year first above written.

LANDLORD:	TENANT:

H/MX HEALTH MANAGEMENT SOLUTIONS, INC.,	DIAMOND RESORTS CORPORATION, d/b/a Diamond
a Delaware corporation	Resorts International, a Maryland corporation

By: James D. Dyer	By: David Palmer
Its: President	Its: Executive Vice President
C-1

EXHIBIT D
[INTENTIONALLY OMITTED]
D-1

EXHIBIT E
RENEWAL OPTIONS
Tenant shall have the right to extend the Term two times (each an “Option”) for a period of five (5) years each (singularly, a “Renewal Term” and collectively the “Renewal Terms”) by giving Landlord written notice not less than twelve (12) months prior to the expiration of the initial Term or the first Renewal Term, as the case may be (the “Election Deadline”) of Tenant’s desire to exercise the Option. If Landlord does not receive Tenant’s written notice of the exercise the Option on or before the Election Deadline, then the Option shall immediately lapse and Tenant shall have no further right to extend the Term of the Lease. The Renewal Terms shall be on the same covenants, agreements, terms, provisions and conditions as are contained herein for the initial Term except Tenant shall have no further rights to extend the Term.
The monthly Base Rent for the first Renewal Term, commencing on October 1, 2018, shall be the amount determined by increasing the monthly Base Rent during the Lease Year immediately preceding the first Renewal Term by three and one-half percent (3.5%). On each successive October 1 during the first Renewal Term, the Base Rent shall be increased by three and one-half percent (3.5%) of the Base Rent during the Lease Year immediately preceding such adjustment date.
Base Rent for the second Renewal Term, commencing on October 1, 2023, shall be the amount equal to the “Fair Market Rental Rate” (as defined below). In no event shall the Base Rent at the commencement of the second Renewal Term be less than the Base Rent during the prior preceding year. The Base Rent shall be increased on the first day of the second Renewal Term (the “FMRR Adjustment Date”) to the “Fair Market Rental Rate”, determined in the following manner:
Not later than ten (10) months prior to the FMRR Adjustment Date, Landlord and Tenant shall meet in an effort to negotiate, in good faith, the Fair Market Rental Rate as of such FMRR Adjustment Date. If Landlord and Tenant have not agreed upon the Fair Market Rental Rate at least nine (9) months prior to the applicable FMRR Adjustment Date, the Fair Market Rental Rate shall be determined by using brokers.
If Landlord and Tenant are not able to agree upon the Fair Market Rental Rate within the prescribed time period, then Landlord and Tenant shall attempt to agree in good faith upon a single broker not later than eight (8) months prior to the applicable FMRR Adjustment Date. If Landlord and Tenant are unable to agree upon a single broker within such time period, then Landlord and Tenant shall each appoint one broker, not later than seven (7) months prior to the applicable FMRR Adjustment Date. Within (10) days thereafter, the two appointed brokers shall appoint a third broker. If either Landlord or Tenant fails to appoint its broker within the prescribed time period, the single broker appointed shall determine the Fair Market Rental Rate. If both parties fail to appoint brokers within the prescribed time periods, then the first broker thereafter selected by a party shall determine the Fair Market Rental Rate. Each party shall bear the cost of its own broker and the parties shall share equally the cost of the single or third broker, if applicable.
The brokers used shall have at least fifteen (15) years’ experience in the sales and leasing of commercial office space in Clark County, Nevada and shall be members of professional organizations such as the Society of Industrial Realtors, CCIM, or their equivalent.
The term “Fair Market Rental Rate” shall mean the price that a ready and willing tenant would pay, as of the applicable FMRR Adjustment Date, as monthly rent to a ready and willing landlord of property Comparable to the Premises (as defined below) if such property were exposed for lease on the open market for a reasonable period of time and taking into account all of the purposes for which such property may be used. If a single broker is chosen, then such broker shall determine the Fair Market Rental Rate of the Premises. Otherwise, the Fair Market Rental Rate of the Premises shall be the arithmetic average of the two (2) of the three (3) broker recommendations which are closest in amount, and the third broker recommendation shall be disregarded. Landlord and Tenant shall instruct the broker(s) to complete their determination of the Fair Market Rental Rate not later than four (4) months prior to the applicable FMRR Adjustment Date. If the Fair Market Rental Rate is not determined prior to the applicable FMRR Adjustment Date, then Tenant shall continue to pay to Landlord the Base Rent applicable to the Premises immediately prior to such renewal, until the Fair Market Rental Rate is determined. When the Fair Market Rental Rate of the Premises is determined, Landlord shall deliver notice thereof to Tenant, and Tenant shall pay to Landlord, within ten (10) days after receipt of such notice, the difference between the Base Rent actually paid by Tenant to Landlord and the new Base Rent determined hereunder.
E-1

For the purpose of determining Fair Market Rental Rate, “Comparable to the Premises” shall mean office space that is:
(i)	Comparable in size, location, and quality to the Premises;

(ii)	Located in a comparable building and project; and

(iii)	Currently occupied by a tenant which desires to extend its existing term to the term of the extension period.
In determining Fair Market Rental Rate, the broker(s) shall treat the Premises “as is”, (shall not include any concessions granted to a tenant -including but not limited to: free rent, security deposit concessions, moving cost contributions, tenant improvement allowances, brokerage fee payment, space improvements, etc.).
At any time after Tenant has exercised an Option, Landlord and Tenant, upon request of either, will sign and acknowledge a written memorandum evidencing such facts, setting out the date to which such Renewal Term will extend, and confirming the rental rates which will be applicable during such Renewal Term.
E-2

EXHIBIT F
EXCEPTION DOCUMENTS
1.	Reservations and Easements in the patent from the United Stales of America, recorded September 15, 1955, in Book 67 as Document No. 56940, of Official Records and recorded March 27, 1956 in Book 88 as Document No. 76769, of Official Records.

2.	Master Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for Summerlin Community Association, recorded September 25, 1990 in Book No. 900925 as Document No. 01274 of Official Records.

Amended and Restated Declaration of Covenants, Conditions, Restrictions and Reservation of Easements for Summerlin North Community Association, recorded August 15, 1997 in Book No. 970815 as Document No. 00692 of Official Records.

Summerlin North Community Association Delegate District Designation, recorded October 16, 1998 in Book 981016 as Document No. 01503 of Official Records.

3.	Development Agreement for Summerlin Villages 10, 11, 12, and 26, recorded May 24, 1994, in Book 940524 as Document No, 00234, of Official Records.

4.	Development and Financing, recorded May 30, 1996, in Book 960530 as Document No. 01157, of Official Records.

5.	Dedications and Easements as shown on the recorded Map referred to herein, on file in Book 80 of Plats, Page 14, of Official Records.

6.	Declaration of Covenants, Conditions and Restrictions for The Charleston Business Center, recorded March 10, 1998 in Book No. 980310 as Document No. 01438 of Official Records.

7.	Dedications and Easements as shown on the recorded Map referred in herein, on file in Book 87 of Plats, Page 2, of Official Records.

8.	Record of Survey performed by Paul Burn, filed in File 108 of Surveys at Page 51, recorded March 30, 2000, in Book 20000330, as Document No. 01407 of Official Records. Affects: Parcel I

9.	Record of Survey performed by Paul Burn, filed in File 103 of Surveys at Page 52, recorded March 30, 2000, in Book 20000330, as Document No. 01408 of Official Records. Affects: Parcel II

10.	Declaration of Special Land Use Restrictions, Option to Repurchase and Right of First Refusal, recorded March 30, 2000, in Book No. 01409, of Official Records.

Partial Expiration of Declaration of Special Land Use Restrictions, Option to Repurchase and Right of First Refusal, recorded October 31, 2006, in Book 20061031 as Document No. 02839, of Official Records.

11.	Declaration of Special Land Use Restrictions, Option to Repurchase and Right to First Refusal, recorded March 30, 2000, in Book 20000330 as Document No. 01410, of Official Records.

12.	Grant of Easements, recorded March 30, 2000, in Book 20000330 as Document No. 01412, of Official Records.

13.	Reciprocal Easement Agreement, recorded March 30, 2000, in Book 20000330 as Document No. 01413, of Official Records.

14.	Utility, Sewer and Storm Drain Easement, recorded March 30, 2000, in Book 20000330 as Document No. 01414, of Official Records.
F-1

15.	Declaration of Special Use Restrictions, recorded June 8, 2000, in Book 20000608 as Document No. 00734, of Official Records.

16.	An easement affecting that portion of said land and for the purposes therein and incidental purposes thereto, in favor of Las Vegas Water District, a Quasi Municipal Corporation, for pipelines, recorded October 20, 2000, in Book 20001020 as Document No. 01025 of Official Records.

17.	An easement affecting that portion of said land and for the purposes therein and incidental purposes thereto, in favor of City of Las Vegas, for pipes and conduits, recorded October 31, 2000, in Book 20001031 as Document No. 02474 of Official Records.

18.	An easement affecting that portion of said land and for the purposes therein and incidental purposes thereto, in favor of Central Telephone Company (Nevada Division), a Delaware corporation d/b/a SPRINT, for perpetual non-exclusive right of way and easement, recorded December 13, 2004, in Book 20041213 as Document No. 00496 of Official Records.

19.	Design Guidelines and Standards, dated August 31, 1994, updated November 2005, by Summerlin North Community Association. (Unrecorded document, available at: http://summerlink.com/assets/associations/north/CritDesignGuidelinesNov2005.pdf)

20.	Resolutions and Policies of Summerlin North, as adopted and amended from time to time by the Board of Directors of the Summerlin North Community Association.
F-2